UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-1/A

Amendment No. 3

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

Commission File No. 333-170201

FUTURE ENERGY, CORP.

(Exact name of registrant as specified in its charter)

Nevada (State or other jurisdiction of incorporation or organization)	1311 (Primary Standard Industrial Classification Code Number)	41-2281199 (I.R.S. Employer Identification Number)

840 23rd Street,

St. Georges, Quebec G5Y 4N6 Canada

(Address of principal executive offices)

 (418) 263-2272

( Registrant’s telephone number)

InCorp Services, Inc.

1411 - 375 N. Stephanie St.,

 Henderson, Nevada 89014-8909

(Name, address, and telephone number, of agent for service)

Copy of Communications To:

Carrillo Huettel, LLP

3033 Fifth Avenue, Suite 400

San Diego, CA 92103

(619) 546-6100

As soon as practicable after the registration statement becomes effective

(Approximate date of commencement of proposed sale to the public)

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box:  X .

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.       .

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.      .

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.         .

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See definitions of “large accelerated filer,” “accelerated filer,” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	.	Accelerated filer	.
Non-accelerated filer	. (Do not check if a smaller reporting company)	Smaller reporting company	X .

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price Per Share(2)	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee(3)
Units(4)	50,000,000	$0.01	$500,000	$35.65
Shares of Common Stock underlying the Units	50,000,000	-	-	-(7)
Class A Warrants to purchase(5) Common Stock underlying the Units	12,500,000	-	-	-(7)
Shares of Common Stock issuable upon exercise of Warrants underlying the Units	12,500,000(6)	$0.50	$6,250,000	$445.63
Class B Warrants to purchase(5) Common Stock underlying the Units	25,000,000	-	-	-(7)
Shares of Common Stock issuable upon exercise of Warrants underlying the Units	25,000,000(6)	$1.00	$25,000,000	$1,782.50
Total	87,500,000	-	$31,750,000.00	$2,263.78

(1)

An indeterminate number of additional shares of common stock shall be issuable pursuant to Rule 416 to prevent dilution resulting from stock splits, stock dividends or similar transactions and in such an event the number of shares registered shall automatically be increased to cover the additional shares in accordance with Rule 416 under the Securities Act of 1933.

(2)

These offering prices have been arbitrarily determined by us and bear no relationship to assets, earnings, or any other valuation criteria. No assurance can be given that the shares offered hereby will have a market value or that they may be sold at this, or at any price.

(3)

Estimated solely for the purpose of calculating the registration fee based on Rule 457(o).

(4)

Each Unit consists of: (i) one share of common stock; (ii) one quarter of one share purchase Warrant with each whole Class A Warrant (the “Class A Warrant”)  entitling the holder to purchase an additional share of common stock at a price of $0.50 per share for a period of two years from the date of issuance; and (iii) one half of one share purchase Warrant  with each whole Class B Warrant (the “Class B Warrant”) entitling the holder to purchase an additional share of common stock at a price of $1.00 per share for a period of two years from the date of issuance. If the holder of a Warrant would be entitled to receive a fraction of a share upon any exercise of a Warrant, the Company shall, upon such exercise, round up to the nearest whole number the number of shares to be issued to such holder.

(5)

The Class A and Class B Warrants (collectively the “Warrant(s)”) will be issued for no additional consideration to purchasers of the Units.

(6)

These shares are issuable upon exercise of the Warrants referred to in footnote (5).

(7)

No fee required pursuant to Rule 457(g).

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We will not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any State where the offer or sale is not permitted. You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with different information. You should not assume that the information in this prospectus is accurate as of any date other than the date on the front cover of this prospectus.

PROSPECTUS

Subject to Completion

August __, 2011

FUTURE ENERGY, CORP.

840 23rd Street,

St. Georges, Quebec G5Y 4N6 Canada

Telephone: (418) 263-2272

50,000,000 Units

We are offering a maximum of 50,000,000 units (the “Unit(s)”) on a “best efforts” basis at a fixed price of $0.01 per Unit. Each Unit consists of: (i) one share of common stock; (ii) one quarter of one share purchase Warrant with each whole Class A Warrant (the “Class A Warrant”) entitling the holder to purchase an additional share of common stock at a price of $0.50 per share for a period of two years from the date of issuance; and (iii) one half of one share purchase Warrant with each whole Class B Warrant    (the “Class B Warrant”) entitling the holder to purchase an additional share of common stock at a price of $1.00 per share for a period of two years from the date of issuance (the Class A and Class B Warrants are collectively referred to as the “Warrant(s)”) ..  No fraction of a share will be issued upon any exercise of a Warrant.  If the holder of a Warrant would be entitled to receive a fraction of a share upon any exercise of a Warrant, the Company shall, upon such exercise, round up to the nearest whole number the number of shares to be issued to such holder. There is no minimum number of Units that must be sold by us for the offering to proceed, and we will retain the proceeds from the sale of any of the offered Units. The offering will be for a period of 90 days from the date of this prospectus and may be extended for an additional 90 days if we choose to do so.

The aggregate maximum offering price hereunder is $31,750,000, this amount takes into account the exercise of 100% of the Warrants underlying the Units are exercised on or before the expiration date.  However, if we sell all of the Units under this offering and no Warrants underlying the Units are ever exercised, we will receive proceeds of $500,000. Any funds raised from this offering will be immediately available to the Company for our immediate use; accordingly, there will be no refund once funds have been received by the Company.

This offering is not being underwritten. George Paquet, one of our directors and our Chief Executive Officer, and Melany Paquet, another one of our directors and our Vice President, will be the only people offering or selling these Units on our behalf.  George Paquet and Melany Paquet will not receive any compensation for offering or selling the Units.

Prior to this offering, there has been no public market for our shares of common stock. There is currently no market for our common stock and we do not know if any active trading market will develop.  We intend to take measures to arrange for an application to be made with respect to our common stock to be approved for quotation on the Financial Industry Regulatory Authority’s Over-the Counter Bulletin Board (“OTCBB”) upon the effectiveness of the registration statement of which this prospectus forms a part.  There is no assurance that our common stock will be approved for quotation on the OTCBB or that, if approved, any meaningful market for our common stock will ever develop.

Nevada law does not require that funds raised pursuant to the sale of securities be placed into an escrow account and the proceeds from this offering will not be placed in an escrow, trust or similar account.

Our business is subject to many risks and an investment in our shares of common stock will involve a high degree of risk. You should invest in our shares of common stock only if you can afford to lose your entire investment. You should carefully consider the various risks described in the section titled ‘Risk Factors’ beginning on page 10, below, before investing in our shares of common stock,

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offence. Please read this prospectus carefully. You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with different information.

The date of this prospectus is August ___, 2011.

Prospectus Summary

This summary highlights information contained elsewhere in this prospectus and does not contain all of the information you should consider before investing in our shares of common stock. You should read this entire prospectus, including “Risk Factors” and the financial statements and related notes, before making an investment decision. This prospectus includes forward-looking statements that involve risks and uncertainties. See “Forward-Looking Statements” and “Risk Factors”. As used in this prospectus, the terms the “Company”, “we”, “us”, and “our” refer to Future Energy, Corp, a Nevada corporation. All dollar amounts refer to United States dollars unless otherwise indicated.

Our Business

We were incorporated in the state of Nevada on April 6, 2010 and our principal business address is 840 23rd Street, St. Georges, Quebec, G5Y 4N6, Canada. We are currently an exploration stage company engaged in the acquisition, exploration, and development of prospective resource properties. Mr. and Ms. Paquet first became interested in the prospect of working interests in oil wells through online research. After conducting research, they determined that oil and gas investments could be an excellent long term strategy. Mr. and Ms. Paquet first became affiliated with Tim Cooksey Oil, LLC (“Tim Cooksey Oil”) through an online posting whereby JKV Management Consulting, LLC (“JKV Consulting”) was presenting interests in various oil wells, including ones from Tim Cooksey Oil. JKV Consulting, of which Mr. Villines is the President, maintains an online posting of wells in which Mr. Villines, or one of his companies, owns a working interest because as an owner of such interests it is in Mr. Villines best interest to sell the remaining working interests since the sale of working interests to additional owners thereby amounts to a smaller proportion of operating and pumping expenses that Mr. Villines and other owners have to pay for the wells. Mr. Paquet initiated contact with the President of JKV Consulting, Mr. Jefferson Villines (“Mr. Villines”), which ultimately led to the purchase of the working interest in the Charles Prior Project, with Tim Cooksey (“Mr. Cooksey”) acting as the operator (the “Operator”) of the wells. Further research led to the decision that taking the Company public would provide the best opportunity to facilitate future financing. Mr. and Ms. Paquet did not agree to form the Company or to serve as an officer or director of the Company in any part due to a plan, agreement, or understanding that they would solicit, participate in, or facilitate the sale of the enterprise to (or a business combination with) a third party looking to obtain or become a public reporting entity. Further Mr. and Ms. Paquet have no such intention to do so.

Mr. Villines has a retained a 5 percent (5%) interest in the Charles Prior Project and a fifteen percent (15%) interest in the Sesser Wells (with both projects hereinafter referred to as the “Well Projects”), with both interests held through CJT.JKV Oil Development, LLC (“JKV Oil Development”). Through JKV Consulting, Mr. Villines coordinates with Mr. Cooksey, and the Company’s consulting geologist, Mr. James Eader (“Mr. Eader”), to oversee the drilling of the Well Projects. The drilling of the Well Projects is being conducted by George Mitchell Drilling, an unaffiliated third party. Neither Mr. Villines nor his affiliated companies, JKV Consulting, and JKV Oil Development (collectively the “Affiliated Companies”), have received any compensation or commission in conjunction with the assignment of either of the Wells Projects in which the Company owns working interests. Other than the interests Mr. Cooksey has retained in the Charles Prior Project and the Sesser Wells, and Mr. Cooksey’s role as Operator of the Well Projects, Mr. Cooksey and Mr. Villines and his Affiliated Companies do not have any related affiliations or written agreements or contracts; however, they hold working interests in other non-affiliated wells together.

Our current business focus is to implement the terms of our assignment agreements with Tim Cooksey Oil pursuant to which we acquired a 1.57% working interest in two wells identified as Charles Prior #1A and #2A located in Franklin County, Illinois (the “Charles Prior Project”) in consideration of a payment of $25,000, and with JKV Oil Development, pursuant to which we acquired a 3% working interest in five wells collectively identified as the Sesser Wells located in Franklin County, Illinois (the “Sesser Wells”) in consideration of a payment of $25,000.

We entered into operating agreements with Tim Cooksey Oil on July 25, 2010 for the Charles Prior Project and on September 1, 2010, for the Sesser Wells. Pursuant to the terms of our agreements with Tim Cooksey Oil, Mr. Cooksey agreed to act as the Operator for the drilling, testing and completion of the subject wells and we agreed to share the proportionate ongoing operating fees and pumping expenses of the Charles Prior Project as such fees were waived for the Sesser Wells as part of our negotiations for acquiring the working interest in the Sesser Wells; however, we are not responsible for any additional Operator expenses such as drilling, testing, or completion of the wells. If the wells are viable and can be developed, we will receive a pro-rata share of any revenues equivalent to our working interest in the wells. If the wells are not viable, we expect the Operator to plug the wells; however, we will not be responsible for any portion of the costs related to plugging the wells. Additionally, pursuant to the terms and conditions of the agreements with Tim Cooksey Oil, LLC, we are severally liable for environmental and any other liabilities with regards to the Well Projects; however, we are only liable to the extent of our working interest in such Well Projects, and since we own such a small working interest in each of the Well Projects, we retain minimal liability related thereto.

There are leases underlying the wells in which we own working interests; however we are not the holder of any of these leases and therefore we are not responsible for the payment or evaluation of any obligations under such leases. Tim Cooksey Oil is responsible for paying and maintaining the leases and has informed the Company that the amount of work done on both of the leases has far exceeded the amount of work necessary to maintain the leases. Tim Cooksey Oil has informed the Company that in order to maintain the leases, the wells must produce at least 1 barrel of oil every 90 days or in alternative, a time extension must be obtained from the land owner. As the Charles Prior Project has collectively produced an average of 4 barrels of oil per day (“BOPD”) throughout May and June 2011, this requirement has been met for the Charles Prior Project lease. Additionally, the Company has recently received a gauge report for the Sesser Wells to confirm that the requirement for the Sesser lease has been met as the Sesser Well has produced an average of 4 to 5 BOPD during May and June of 2011.

The Charles Prior Project is located in the Illinois Basin approximately 100 miles southeast of St. Louis, Missouri.  The authorized work program under the joint venture includes drilling, testing and completion of the two wells to a total depth of 3,800 +/- to check the Rosiclare Sandstone and Salem formation for hydrocarbons to be abstracted and sold.  The Sesser Wells are also located in the Illinois Basin approximately 100 miles southeast of St. Louis, Missouri.  The authorized work program under the joint venture includes drilling, testing and completion of the two wells to a total depth of 3,800 +/- to check the St Louis formations for hydrocarbons to be abstracted and sold.  The work program on the Sesser Wells commenced in August of 2010. If we are successful in generating revenues from our joint ventures, we intend to acquire working interests in additional wells in the project area.  Subject to obtaining additional financing we intend to acquire further resource or mineral projects.

Although we are currently focused on projects located in certain geographic regions, we continually evaluate attractive resource opportunities in other geographic areas. Our current focus is on acquiring working interests in oil and/or gas wells in the states of Texas, Illinois, California, and in the province of Alberta, Canada. However, we have not entered into negotiations or discussions for any of these purchases as we are merely exploring the areas for potential opportunities. Further, we do not have any reserves on any of our wells as there has not been any reserve reports conducted on the properties underlying the wells. We have limited operating income and, as a result, depend upon funding from various sources to continue operations and to implement our growth strategy.

Mr. and Ms. Paquet, our executive officers, currently reside in Quebec, Canada and while neither has technical training or prior experiences in the oil and gas industry, Mr. Paquet has prior project management, and business experience. Additionally, Mr. Andersen, who serves solely as a director of the Company, is a licensed geologist with experience in mineral and petroleum exploration , and he has verbally agreed to devote 10-11 hours per week to the Company. Further Mr. Villines, who also serves solely as a director of the Company, has years of experience in the oil and gas industry as the President of both JKV Consulting, a consulting Company located in Texas which focuses on development and exploration of oil and gas projects and JKV Oil Development, an asset holding company which focuses on oil and gas interests.  In addition, Mr. Villines has managed the promotion of developmental and exploratory oil and gas projects to private and institutional bodies, as well as providing private consulting services to a number of independent oil and gas companies. These experiences have given him the skills necessary to evaluate acquisitions, to direct drilling projects and to manage all aspects of extracting oil and gas, including selling the output. Mr. Villines has verbally agreed to devote 2 hours per week to the Company.

While neither Mr. nor Ms. Paquet has visited the subject property, one of the Company’s directors, Mr. Villines has visited both of the properties in which the Company currently owns working interests on two occasions. Specifically, Mr. Villines visited the properties once in May of 2010 and once in November of 2010. Additionally, during the negotiations to purchase the Well Projects and subsequent to the purchase, JKV Consulting, of which Mr. Villines is the President, provided the Company with photos and videos of the properties and the associated drilling work.

To date, we have earned minimal revenues, have cash on hand of $187 and have incurred a net loss of $(30,229) in the period ended April 30, 2011. We do not anticipate earning substantial revenues until such time as we enter into commercial production of our working interests in our Well Projects. These factors raise substantial doubt about the Company’s ability to continue as a going concern. The continuation of our company as a going concern is dependent upon the continued financial support from our shareholders, the ability of our company to obtain necessary equity financing to achieve our operating objectives, and the attainment of profitable operations from our working interests in oil wells.

Charles Prior Project

On July 29, 2010, we entered into an assignment agreement with Tim Cooksey Oil pursuant to which we acquired a 1.57% working interest in the following two wells located in Franklin County, Illinois in consideration of a payment of $25,000. Tim Cooksey Oil is responsible for paying and maintaining the lease and the Charles Prior lease encompasses 80 acres. The lease net revenue interest in the two wells is 80%, resulting in the Company having a net revenue interest of approximately 1.26% in the Charles Prior Project. JKV Oil Development, of which our director, Mr. Villines, is the President, owns a five percent (5%) working interest in the Charles Prior Project.

Charles Prior #1A:

In August of 2010, drilling operations were commenced. Charles Prior #1A (“CP 1”) was drilled to a total depth of approximately 3,500 feet. CP 1 had a high volume of gas and had to put the well on a choke. The well was choked back and put online averaging 40 to 50 BOPD. CP 1 had drilling mud come up the well bore, which restricted the oil production, and this was resolved this with acid treatments. Prior to acidizing, the Operator swabbed the well to determine the type of chemical combination needed to dissolve all of the mud to make the acidizing process more efficient. As of October 18, 2010, CP 1 had 164 barrel of pure oil in the tanks. There were also 30 barrels of oil in the gun barrel. As of May 18, 2011, the final well reports indicated that the CP 1 had been drilled to a total depth of 3,533 feet and further testing and well treatments, such as acidizing or hydraulic fracturing, may be required to stimulate potential reservoirs for commercial production of the CP 1 well. As of May 29, 2011, there has not been any additional testing or treatments performed on the CP 1 well. CP 1 is presently producing; however due to tight rock formations in the well bore, on or about June 27, 2011 the Operator decided to drill 2 legs on the well. This involved using a tool deep underground to drill out twenty feet in two different directions so that the oil would flow in at a higher level from both sides. This has caused the oil to flow at a faster pace, but the Operator will evaluate CP 1 after a few months to see if any additional steps need to be taken to increase production. The Operator does not have any plans to conduct testing on the CP 1 as the well has already been drilled, and the Operator does not have any immediate plans to conduct treating on the wells, but he may decide to do so after re-evaluating the production of the well in a few months.

Charles Prior #2A:

The well has been perforated and acidized. Charles Prior #2A (“CP 2”) will be producing from three pay zones, which will be on the pump jack. As of November 18, 2010, the well was on-line and was pumping 140 barrels of fluid. The well was fraced using a water frac, which had the objective of breaking up the rock in the formation to allow the oil to flow more easily. During a water frac, water and sand are pumped down the well at high pressure over the course of one day. This fluid is then pumped out of the well over an extended time period. The frac took place in early November and used over 1,400 barrels of fluid, composed primarily of water and sand. The pumping of the fluid resulting from the frac took place from approximately November 18, 2010 to January 18, 2011. Over this time period, the well pumped out an average of 100 barrels of fluid per day. The pumped fluid was composed primarily of water and sand with approximately 6% oil. As of May 18, 2011, the final well reports indicated that the CP 2 had been drilled to a total depth of 3,565 feet and further testing and well treatments, such as acidizing or hydraulic fracturing, may be required to stimulate potential reservoirs for commercial production of the CP 2 well. As of May 29, 2011, there has not been any additional testing or treatments performed on the CP 2 well. CP 2 is presently producing, and the Operator intends to continue pumping CP 2. The Operator intends to determine the effect drilling 2 legs has had on the CP 1 well, and based on the outcome, may perform the same procedure in a few months with the CP 2 well to increase the flow of fluid. The Operator does not have any plans to conduct testing on CP 2 as the well has already been drilled, and the Operator does not have any immediate plans to conduct treating on the wells, but he may decide to do so after re-evaluating the production of the well in a few months.

Fees and Revenue for the Charles Prior Project:

The operating and pumping fees on the Charles Prior Project are estimated to be approximately $1,500 per month. Due to the Company’s 1.57% working interest, the Company anticipates paying $23.55 per month in operating expenses for the Charles Prior Project, not including any saltwater disposal fees, which have not been incurred by the Company as of yet.

Collectively as of December 28, 2010, there are approximately 216 barrels of oil in the tanks between the two Charles Prior wells; accordingly, we own approximately 3.4 barrels of such oil. The Company recently received a gauge report indicating that collectively the Charles Prior Project produced an average of 4 BOPD during May 2011. Most recently, the Company received a gauge report showing that collectively the Charles Prior Project was still producing an average of 4 BOPD during June 2011, and as of June 28, 2011, there were approximately 108 barrels of oil in the tanks between the two Charles Prior wells; therefore, we own approximately 1.7 barrels of such oil. Both of the Charles Prior wells are being pumped 24 hours a day, 7 days a week to ensure as much fluid is produced but as there is a high amount of water in the fluid being produced, approximately 95 percent water to approximately 5 percent oil, the Operator has to separate the oil from the high concentration of water before putting the oil in the tanks. The Operator intends to continue pumping the Charles Prior wells as long as oil is being produced from the wells.

Since November of 2010, division orders were being processed by the Operator, Tim Cooksey Oil. Countrymark Cooperative, LLP (“Countrymark”) has purchased the oil from the Operator. Other than these division orders, the Company does not have any delivery commitments and enters into purchase orders as the oil becomes available. The Operator will be performing daily maintenance on the wells, but there will be no more drilling on the Charles Prior Project.

Sesser Wells

On December 17, 2010, we entered into an assignment agreement with JKV Oil Development pursuant to which we acquired a 3% working interest in the following wells located in Franklin County, Illinois in consideration of a payment of $25,000. Tim Cooksey Oil is responsible for paying and maintaining the lease and the Sesser lease encompasses 500 acres. The lease net revenue interest in the wells is 80%, resulting in the Company having a net revenue interest of 2.4% in the Sesser Wells. JKV Oil Development, of which our director, Mr. Villines, is the President, retained a fifteen percent (15%) working interest in the Sesser Wells.

The Sesser Wells consist of (i) three exploratory wells , (ii) one new well referred to as the Illinois Minerals #1-A (the “Illinois Well”), and (i) one injection well. The three exploratory wells have previously been drilled, and have produced oil in the past; however, as they are older wells they could be entirely depleted. We are using the injection well primarily to inject water into the exploratory wells to bring any remaining oil to the surface. This is accomplished by recharging the formation of the wells to produce a higher volume of oil from the past producing wells. Additionally, drilling was commenced on the Illinois Well in August of 2010.

As of February 7, 2011, the final well reports indicated that the Illinois Well had been drilled to a total depth of 3,500 feet. The Company received a gauge report indicating that between May 1, 2011 and May 14, 2011, the Illinois Well produced an average of 4.64 BOPD. Due to flooding, the Illinois Well had to be taken offline for a few days, but produced an average of 5.1 BOPD from May 24, 2011 to May 31, 2011. Most recently, the Company received a gauge report showing that the Illinois Well was producing an average of 4.5 to 5 BOPD during June 2011. On June 21, 2011, 168 barrels of oil produced from the Illinois Well were sold by the Operator; of this we owned approximately 5 barrels of such oil. As of the result of the sale, there were approximately 57 barrels of oil left in the tank for the Illinois Well as of June 28, 2011; therefore, we own approximately 1.7 barrels of such oil. Around July 14, 2011 the Operator injected water into the water injection well in order for the water to push the oil over to the Illinois Well to increase production. In the event this does not increase production, the operator may decide to treat the wells with chemicals if there is paraffin, or a waxy buildup, caking the perforations of the well bore, but the operator has no immediate plans to do this as he would like to re-evaluate how much oil is being produced from the Illinois Well in a few months. The Illinois Well is being pumped 24 hours a day, 7 days a week to ensure as much fluid is produced and the Operator intends to continue pumping this well for as long as oil is produced.

The aggregate operating and pumping fees on the Sesser Wells are estimated to be approximately $750.00 per month; however, as part of the negotiations for receiving the working interest, the Company is not responsible for any operating fees for the Sesser Wells.  The Sesser Wells were being refitted for new drilling equipment, but there will be no more drilling on the wells in the near future. However, the Operator may decide to perform new drillings on the production wells if needed. The Company does not have any delivery commitments and enters into purchase orders as the oil becomes available; therefore, the level of oil in tanks fluctuates.

Summary of Offering

The following is a brief summary of this offering:

Offering price per Unit	$0.01
Units

Each Unit consists of: (i) one share of common stock; (ii) one quarter of one share purchase Warrant with each whole Warrant entitling the holder to purchase an additional share of common stock at a price of $0.50 per share for a period of two years from the date of issuance; and (iii) one half of one share purchase Warrant with each whole Warrant entitling the holder to purchase an additional share of common stock at a price of $1.00 per share for a period of two years from the date of issuance.

Number of Units being offered	50,000,000(1)
Maximum Aggregate Offering Price	Up to $31,750,000(2)
Maximum Net Proceeds	Up to $450,000(3)
Offering period	The offering will conclude when all 50,000,000 Units have been sold, or 90 days after the date of the prospectus. We may at our discretion extend the offering for an additional 90 days.
Use of proceeds	After deducting offering expenses of $50,000, we will use the proceeds of this offering mainly for working capital.
Number of shares outstanding before the offering	6,428,571
Number of shares outstanding after the offering(2)	93,928,571

(1)

We are currently authorized to issue up to 200,000,000 shares and 100,000,000 preferred shares.  As of August 15, 2011, there were 6,428,571 shares of common stock outstanding and no Preferred shares outstanding.

(2)

Assuming all of the Units are sold and exercise of all Warrants underlying the Units.

(3)

Assuming all of the Units being offered are sold and no Warrants underlying the Units are exercised, and taking into account approximately $50,000 in offering expenses.

Summary of Financial Data

The following information represents selected audited financial information for our company for the period from April 6, 2010 (date of inception) to April 30, 2011. The summarized financial information presented below is derived from and should be read in conjunction with our audited financial statements, including the notes to those financial statements, which are included elsewhere in this prospectus along with the section entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” beginning on page 29 of this prospectus.

Statements of Operations Data	From April 6, 2010 (Date of Inception) to April 30, 2011
Revenue	$489
Expenses	$40,246
Net Loss	$(39,757)
Basic and Diluted Net Loss Per Share	($0)

Balance Sheets Data	As At April 30, 2011
Cash	$187
Working Capital	$(19,757)
Total Assets	$50,461
Total Liabilities	$44,218
Total Stockholders’ Equity	$5,243
Accumulated Deficit	$(39,757)

Please read this prospectus carefully. You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with different information. You should not assume that the information provided by this prospectus is accurate as of any date other than the date on the front of this prospectus.

Risk Factors

An investment in our common stock involves a number of very significant risks.  You should carefully consider the following risks and uncertainties in addition to other information in this prospectus in evaluating our company and our business before purchasing shares of our common stock.  Our business, operating results and financial condition could be seriously harmed as a result of the occurrence of any of the following risks.  You could lose all or part of your investment due to any of these risks. You should invest in our common stock only if you can afford to lose your entire investment.

Risks Associated with Our Company

As there is no minimum for our offering, if only a few persons purchase Units they will lose their money without us being even able to try to fully implement our business plan.

There is no minimum number of Units that must be sold by us for the offering to proceed, and we will retain the proceeds from the sale of any of the offered Units. If a limited number of Units are sold under this offering, we may not have enough capital to fully implement our business plan. Accordingly, if we are able to sell less than 10% of the Units offered hereunder, the proceeds would not be sufficient to cover our anticipated offering expenses of approximately $50,000. As such, we may not be able to meet the objectives we state in this prospectus, or eliminate the “going concern” modification in the reports of our auditors as to uncertainty with respect to our ability to continue as a going concern. If we fail to raise sufficient capital, we would expect to have insufficient funds for our ongoing operating expenses. Any significant lack of funds will curtail the growth of our business and may cause our business to fail.  If our business fails, investors will lose their entire investment.

We are an exploration stage company with working interests in wells having no reserves and we are implementing a new business plan.

We are an exploration stage company with only a limited operating history upon which to base an evaluation of our current business and future prospects.  The Well Projects in which we currently own working interests have smaller budgets; therefore, the companies involved are not interested in conducting reserve reports. Since there is no reserve report to base our evaluation on, we must assume that these properties have no reserves. If we do discover oil or gas resources in commercially exploitable quantities on any of our properties, we will be required to expend substantial sums of money to establish the extent of the resource, develop processes to extract it, and develop extraction and processing facilities and infrastructure. If we discover a major reserve, there can be no assurance that such a reserve will be large enough to justify commercial operations, nor can there be any assurance that we will be able to raise the our share of the funds required for development on a timely basis. If we cannot raise the necessary capital or complete the necessary facilities and infrastructure, our business may fail.

The Company has received a portion of its initial financing through the issuance of a series of promissory notes to a related party, and the repayment of such notes prior to the Company's achieving profitability would have a negative effect on the Company's business prospects.

On December 8, 2010, the Company issued a two-year Promissory Note (the “December Note”), in the principal amount of $25,000 to George Paquet, the President of the Company, to evidence funds previously loaned by Mr. Paquet to the Company. The $25,000 principal amount underlying the December Note is due and payable on or before the two year anniversary of the note and accrues interest at the rate of the Royal Bank of Canada Prime Interest Rate plus 2% per annum.

On May 16, 2011, the Company issued a one-year Promissory Note (the “May Note”), in the principal amount of $5,000 to George Paquet, the President of the Company, to evidence funds previously loaned by Mr. Paquet to the Company. The $5,000 principal amount underlying the May Note is due and payable on or before the one year anniversary of the note and accrues interest at the rate of the Royal Bank of Canada Prime Interest Rate plus 2% per annum.

On July 13, 2011, the Company issued a one-year Promissory Note (the “July Note”), in the principal amount of $10,000 to George Paquet, the President of the Company, to evidence funds previously loaned by Mr. Paquet to the Company. The $10,000 principal amount underlying the July Note is due and payable on or before the one year anniversary of the note and accrues interest at the rate of the Royal Bank of Canada Prime Interest Rate plus 2% per annum. (collectively the December Note, the May Note, and the July Note are hereinafter referred to as the “Promissory Notes”).

The Company intends to repay these Promissory Note s through revenue generated from the execution of the Company's business plan. The Company has no plans to use any funds generated from the proceeds of this offering to pay off the Promissory Note s ..  Any demand for repayment of the Promissory Note s prior to the Company generating sufficient revenue to do so would have a significant negative impact on the Company's ability to initiate its business plan.

We have had negative cash flows from operations and if we are not able to obtain further financing, our business operations may fail.

We had a working capital of $(19,757) as of April 30, 2011. While we have begun to generate revenues, these revenues have been nominal and we do not expect to generate any substantial revenues to fund ongoing operations for the foreseeable future. Accordingly, we will require additional funds, either from equity or debt financing, to maintain our daily operations and to develop the Project Wells. Obtaining additional financing is subject to a number of factors, including market prices for oil and gas, investor acceptance of our interest pursuant to the Charles Prior and Sesser assignment agreements, and investor sentiment. Financing, therefore, may not be available on acceptable terms, if at all. The most likely source of future funds presently available to us is through the sale of equity capital. Any sale of share capital, however, will result in dilution to existing shareholders. If we are unable to raise additional funds when required, we may be forced to delay our plan of operation and our entire business may fail.

We currently do not generate revenues, and as a result, we face a high risk of business failure.

The only interest in properties we have is pursuant to the Charles Prior and Sesser assignment agreements. From the date of our incorporation, we have primarily focused on the location and acquisition of mineral and oil and gas properties. We generated only nominal revenues to date. In order to generate revenues, we will incur some expenses in the evaluation and development of our initial wells, while we have structured our investments so that we will not have to incur substantial development expenses, our limited expenses could still cause us to incur losses into the foreseeable future. We recognize that if we are unable to generate significant revenues from our activities, our entire business may fail. There is no history upon which to base any assumption as to the likelihood that we will be successful in our plan of operation, and we can provide no assurance to investors that we will generate any operating revenues or achieve profitable operations.

Our lack of diversification increases the risk of an investment in us, and our financial condition and results of operations may deteriorate if we fail to diversify.

We lack diversification, in terms of both the nature and geographic scope of our business. As a result, we will likely be impacted more acutely by factors affecting our industry or the regions in which we operate than we would if our business were more diversified.

Our articles of incorporation exculpate our officers and directors from any liability to our company or our stockholders.

Our articles of incorporation contain a provision limiting the liability of our officers and directors for their acts or failures to act, except for acts involving intentional misconduct, fraud or a knowing violation of law. This limitation on liability may reduce the likelihood of derivative litigation against our officers and directors and may discourage or deter our stockholders from suing our officers and directors based upon breaches of their duties to our company.

The loss of certain key management employees could have a material adverse effect on our business.

The nature of our business to perform technical exploration and development depends, in large part, on our ability to attract and maintain qualified key personnel.  Competition for such personnel is intense, and we cannot assure you that we will be able to attract and retain them.  Our development now and in the future will depend on the efforts of key management figures, such as George Paquet, our Chief Executive Officer, Melany Paquet, our Vice President and Mike Anderson a director of the Company.  Most recently, we have appointed Mr. Jefferson K. Villines as a director of the Company. Mr. Villines has extensive experience in the oil and gas industry and therefore is a valuable member of our team. The loss of any of these key people could have a material adverse effect on our business.  We do not currently maintain key-man life insurance on any of our key employees.

Since both of our executive officers have very little or no direct experience in the oil and gas industries the Company may never be successful in implementing its business strategy, which will result in the loss of your investment.

Mr. and Ms. Paquet, our executive officers, have very little or no direct experience in the development of a business based on the acquisition of oil and gas properties. As a result, our management may not be fully aware of many of the specific requirements related to the successful operation thereof. Management’s decisions and choices may not accurately account for the prevailing factors guiding others in the industry’s decision making processes. Consequently our operations, earnings and ultimate financial success could suffer irreparable harm due to management’s lack of experience. As a result, we may have to suspend or cease operations, which will result in the loss of your investment.

As the Company’s executive officers and directors have other outside business activities, none of them are devoting all of their time to the Company, which may result in periodic interruptions or business failure.

Mr. Paquet, our President, has other outside business activities and currently devotes approximately 25 hours per week to our operations, and Ms. Paquet, our Vice President only devotes approximately 5 hours per week to the Company. Additionally, Mr. Andersen, a director, will only devote 10-11 hours per week to the Company, and Mr. Villines, a director, will only devote 2 hours per week to the Company. If the demands of the Company’s business require the full business time of our executive officers, Mr. and Ms. Paquet are prepared to adjust their timetables to devote more time to the Company’s business; however, Mr. Villines and Mr. Andersen have not committed to devoting more time to the Company.  Additionally, our operations may be sporadic and occur at times which are not convenient to any of our directors or executive officers, which may result in periodic interruptions or suspensions of our business plan. Such delays could have a significant negative effect on the success of the business.

One of our directors, Mr. Villines,  has retained ownership interests in both the Well Projects, which could conflict with those of the Company; therefore, any actions taken by Mr. Villines in furtherance of his own interests could result in the Company being less profitable.

Mr. Villines through one of his Affiliated Companies has retained minority ownership in the Well Projects, in which we currently own working interests. Thus, there may be potential conflicts of interest arising out of these competing ownership rights. Such conflicts of interest may include: (i) deciding how much time to devote to the Company’s operations;  (ii) potential  exploitation  of a business opportunity  that  should  be  presented  to the Company;  and  (iii)  having a  personal financial   interest   (such  as  a  significant investment  or  compensatory arrangement), whether  direct  or  indirect,  in  a  business  transaction  or arrangement the Company may enter into or in an entity doing business with the Company. Mr. Villines and his Affiliated Companies could take actions for their benefit, which do not benefit the Company, and could potentially cause financial harm to the Company. These actions could result in the Company being less profitable. Presently, we do not have a conflicts of interest policy to address such conflicts of interest.

Risks Associated with Our Business

The nature of oil and gas exploration makes the estimates of costs uncertain, and our limited operations may be adversely affected if we underestimate such costs.

It is difficult to project the costs of implementing an exploratory drilling program. Complicating factors include the inherent uncertainties of drilling in unknown formations, the costs associated with encountering various drilling conditions, such as over-pressured zones and tools lost in the hole, and changes in drilling plans and locations as a result of prior exploratory wells or additional seismic data and interpretations thereof. If we underestimate our share of the costs of such programs, we may be required to seek additional funding, shift resources from other projects or abandon such programs.

Even if oil and/or gas reserves are discovered and then developed on the oil wells in which we own limited percentage working interests,  we may have difficulty distributing our production.

We currently own working interests in oil wells that have no reserves, more specifically the Well Projects. If such wells are able to produce oil and/or gas, we will have to make arrangements for storage and distribution of any oil and/or gas we own that was produced by such wells. We would have to rely on local infrastructure and the availability of transportation for storage and shipment of oil and/or gas products; however, any readily available infrastructure and storage and transportation facilities may be insufficient or not available at commercially acceptable terms. Furthermore, weather conditions or natural disasters, actions by companies doing business in one or more of the areas in which we will operate, or labor disputes may impair the distribution of oil and/or gas. These factors may affect the ability to explore and develop properties and to store and transport oil and/or gas and may increase our expenses to a degree that has a material adverse effect on operations.

The oil and natural gas industry is highly competitive and there is no assurance that we will be successful in acquiring additional leases, equipment and personnel.

The oil and natural gas industry is intensely competitive.  Although we do not compete with other oil and gas companies for the sale of any oil and gas that we may produce, as there is sufficient demand in the world market for these products, we compete with numerous individuals and companies for desirable oil and natural gas leases, suitable properties for drilling operations and necessary drilling equipment, qualified personnel and access to capital.  Many of these individuals and companies with whom we compete have substantially greater technical, financial and operational resources and staff than we have.  If we cannot compete for personnel, equipment and additional oil and gas properties, our business could be harmed.

Due to our limited percentage working interests in our Well Projects, there can be no assurance that we will discover oil or natural gas in any commercial quantity.

Exploration for economic reserves of oil and natural gas is subject to a number of risks.  Few properties that are explored are ultimately developed into producing oil and/or natural gas wells.  If oil or natural gas is not discovered on any of current or future working interests in the Well Projects in any commercial quantity, our business will fail.  In addition, a productive well may become uneconomic in the event water or other deleterious substances are encountered which impair or prevent the production of oil and/or natural gas from the well.  Production from any well may be unmarketable if it is impregnated with water or other deleterious substances.  Also, the marketability of oil and natural gas which may be acquired or discovered will be affected by numerous related factors, including the proximity and capacity of oil and natural gas pipelines and processing equipment, market fluctuations of prices, taxes, royalties, land tenure, allowable production and environmental protection, all of which could result in greater expenses than revenue generated by the well.

Prices and markets for oil are unpredictable and tend to fluctuate significantly, which could reduce profitability, growth and the value of our business if we ever begin exploitation of reserves.

Our revenues and earnings, if any, will be highly sensitive to the prices of oil and gas. Prices for oil and gas are subject to large fluctuations in response to relatively minor changes in the supply of and demand for oil and gas, market uncertainty and a variety of additional factors beyond our control.  These factors include, without limitation, governmental fixing, pegging, controls or any combination of these and other factors, changes in domestic, international, political, social and economic environments, worldwide economic uncertainty, the availability and cost of funds for exploration and production, the actions of the Organization of Petroleum Exporting Countries, governmental regulations, political stability in the Middle East and elsewhere, war, or the threat of war, in oil producing regions, the foreign supply of oil, the price of foreign imports and the availability of alternate fuel sources. Significant changes in long-term price outlooks for crude oil or natural gas could, if we ever discover and exploit any reserves of oil or natural gas, have a material adverse effect on revenues as well as the value of our licenses or other assets.

Our business will suffer if the Operator of the Well Projects cannot maintain or renew necessary licenses.

Our operations require that licenses and permits from various governmental authorities must be obtained and maintained for the Well Projects.  The ability to obtain, maintain or renew such licenses and permits on acceptable terms is subject to extensive regulation and to changes, from time-to-time, in those regulations. Also, the decision to grant or renew a license or permit is frequently subject to the discretion of the applicable government. If these licenses cannot be maintained, extended or renewed our business could be harmed.

The limited percentage working interest we hold in oil leases are held in the form of leases that we may be unable to retain.

The interest in our properties are held under leases and working interests in leases. If the holder of a lease fails to meet the specific requirements of the lease regarding delay or non-payment of rental payments or the holder of the lease fail to meet the minimum level of evaluation some or all of our leases may terminate or expire. There can be no assurance that any of the obligations required to maintain each lease will be met as we are not the holders of any of the leases and we are not responsible for payment or evaluation of the leases.  Tim Cooksey Oil is responsible for paying and maintaining the leases and has informed the Company that the amount of work done on the leases has far exceeded the amount of work necessary to maintain the leases. Tim Cooksey Oil has informed the Company that in order to maintain the leases, the wells must produce at least 1 barrel of oil every 90 days or in alternative, a time extension must be obtained from the land owner. Currently, this requirement has been met for both of the Well Projects but there is no guarantee it will be sustained. The termination or expiration of our leases or the working interests relating to leases may reduce our opportunity to exploit a given prospect for oil production and thus have a material adverse effect on our business, results of operation and financial condition.

Amendments to current laws and regulations governing our operations could have a material adverse impact on our proposed business.

Our limited operations are subject to substantial regulation relating to the exploration for, and the development, upgrading, marketing, pricing, taxation, and transportation of, oil and gas. Amendments to current laws and regulations governing operations and activities of oil and gas exploration and extraction operations could have a material adverse impact on our business. In addition, we cannot assure you that income tax laws, royalty regulations and government incentive programs related to the oil and gas industry generally or to us specifically will not be changed in a manner which may adversely affect us and cause delays, inability to complete or abandonment of projects.

Penalties we may incur could impair our business.

Failure to comply with government regulations could subject us to civil and criminal penalties, could require us to forfeit property rights or licenses, and may affect the value of our assets. We may also be required to take corrective actions, such as installing additional equipment, which could require substantial capital expenditures. We could also be required to indemnify our officers and directors in connection with any expenses or liabilities that they may incur individually in connection with regulatory action against them. As a result, our future business prospects could deteriorate due to regulatory constraints, and our profitability could be impaired by our obligation to provide such indemnification to our employees.

Our inability to obtain necessary facilities could hamper our limited operations.

Our current Well Projects, and any future wells we may acquire in the future require certain exploration and development activities in order to become profitable. Oil and gas exploration and development activities depend on the availability of equipment, transportation, power and technical support in the particular areas where these activities will be conducted, and our access to these facilities may be limited. Demand for such limited equipment and other facilities or access restrictions may affect the availability of such equipment to our drillers and consultants and may delay exploration and development activities. The quality and reliability of necessary facilities may also be unpredictable and we may be required to make efforts to standardize our facilities, which may entail unanticipated costs and delays. Shortages or the unavailability of necessary equipment or other facilities will impair our activities, either by delaying our activities, increasing our costs or otherwise.

Strategic relationships upon which we may rely are subject to change, which may diminish our ability to conduct our limited operations.

Our ability to discover reserves, to participate in drilling opportunities and to identify and enter into commercial arrangements depends on developing and maintaining close working relationships with industry participants and government officials and on our ability to select and evaluate suitable properties and to consummate transactions in a highly competitive environment. We may not be able to establish these strategic relationships, or if established, we may not be able to maintain them. In addition, the dynamics of our relationships with strategic partners may require us to incur expenses or undertake activities we would not otherwise be inclined to undertake in order to fulfill our obligations to these partners or maintain our relationships. If our strategic relationships are not established or maintained, our business prospects may be limited, which could diminish our ability to conduct our operations.

Environmental risks may adversely affect our business.

All phases of the oil and gas business present environmental risks and hazards and are subject to environmental regulation pursuant to a variety of laws and regulations. Environmental legislation provides for, among other things, restrictions and prohibitions on spills, releases or emissions of various substances produced in association with oil and gas operations. The legislation also requires that wells and facility sites be operated, maintained, abandoned and reclaimed to the satisfaction of applicable regulatory authorities. Compliance with such legislation can require significant expenditures and a breach may result in the imposition of fines and penalties, some of which may be material. The application of environmental laws to our business may cause us to curtail our production or increase the costs of any production, development or exploration activities.

Losses and liabilities arising from uninsured or under-insured hazards could have a material adverse effect on our business.

If the Operator of the Well Projects is able to develop and exploit oil and gas reserves, those operations will be subject to the customary hazards of recovering, transporting and processing hydrocarbons, such as fires, explosions, gaseous leaks, migration of harmful substances, blowouts and oil spills. An accident or error arising from these hazards might result in the loss of equipment or life, as well as injury, property damage or other liability. We have not made a determination as to the amount and type of insurance that we will carry. We cannot assure you that we will obtain insurance on reasonable terms or that any insurance we may obtain will be sufficient to cover any such accident or error. Our operations could be interrupted by natural disasters or other events beyond our control. Losses and liabilities arising from uninsured or under-insured events could have a material adverse effect on our business, financial condition and results of operations.

Risks Associated with Our Common Stock

There is no active trading market for our common stock and if a market for our common stock does not develop, our investors will be unable to sell their shares.

There is currently no active trading market for our common stock and such a market may not develop or be sustained. We currently plan to have our common stock quoted on the OTC Bulletin Board upon the effectiveness of the registration statement of which this prospectus forms a part. In order to do this, a market maker must file a Form 15c-211 to allow the market maker to make a market in shares of our common stock. However, we cannot provide our investors with any assurance that our common stock will be traded on the OTC Bulletin Board or, if traded, that a public market will materialize. Further, the OTC Bulletin Board is not a listing service or exchange, but is instead a dealer quotation service for subscribing members. If our common stock is not quoted on the OTC Bulletin Board or if a public market for our common stock does not develop, then investors may not be able to resell the shares of our common stock that they have purchased and may lose all of their investment. If we establish a trading market for our common stock, the market price of our common stock may be significantly affected by factors such as actual or anticipated fluctuations in our operation results, general market conditions and other factors. In addition, the stock market has from time to time experienced significant price and volume fluctuations that have particularly affected the market prices for the shares of exploration stage companies, which may affect the market price of our common stock in a materially adverse manner.

Our directors currently own 100% of our outstanding common stock.

In the aggregate, our directors currently own 100% of our outstanding common stock.  As a result, our directors as a group may have a significant effect in delaying, deferring or preventing any potential change in control of our company, be able to strongly influence the actions of our board of directors even if they were to cease being our directors and control the outcome of actions brought to our stockholders for approval.  Such a high level of ownership may adversely affect the voting and other rights of other stockholders.

We do not expect to pay dividends in the foreseeable future.

We do not intend to declare dividends for the foreseeable future, as we anticipate that we will reinvest any future earnings in the development and growth of our business. Therefore, investors will not receive any funds unless they sell their common stock, and stockholders may be unable to sell their shares on favorable terms or at all. We cannot assure you of a positive return on investment or that you will not lose the entire amount of your investment in our common stock.

Our stock is a penny stock. Trading of our stock may be restricted by the Securities and Exchange Commission’s penny stock regulations which may limit a stockholder’s ability to buy and sell our stock.

Our stock is a penny stock. The Securities and Exchange Commission has adopted Rule 15g-9 which generally defines “penny stock” to be any equity security that has a market price (as defined) less than $5.00 per share or an exercise price of less than $5.00 per share, subject to certain exceptions. Our securities are covered by the penny stock rules, which impose additional sales practice requirements on broker-dealers who sell to persons other than established customers and “accredited investors”. The term “accredited investor” refers generally to institutions with assets in excess of $5,000,000 or individuals with a net worth in excess of $1,000,000 or annual income exceeding $200,000 or $300,000 jointly with their spouse. The penny stock rules require a broker-dealer, prior to a transaction in a penny stock not otherwise exempt from the rules, to deliver a standardized risk disclosure document in a form prepared by the Securities and Exchange Commission which provides information about penny stocks and the nature and level of risks in the penny stock market. The broker-dealer also must provide the customer with current bid and offer quotations for the penny stock, the compensation of the broker-dealer and its salesperson in the transaction and monthly account statements showing the market value of each penny stock held in the customer’s account. The bid and offer quotations, and the broker-dealer and salesperson compensation information, must be given to the customer orally or in writing prior to effecting the transaction and must be given to the customer in writing before or with the customer’s confirmation. In addition, the penny stock rules require that prior to a transaction in a penny stock not otherwise exempt from these rules, the broker-dealer must make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser’s written agreement to the transaction. These disclosure requirements may have the effect of reducing the level of trading activity in the secondary market for the stock that is subject to these penny stock rules. Consequently, these penny stock rules may affect the ability of broker-dealers to trade our securities. We believe that the penny stock rules discourage investor interest in and limit the marketability of our common stock.

The Financial Industry Regulatory Authority sales practice requirements may also limit a stockholder’s ability to buy and sell our stock.

In addition to the “penny stock” rules described above, Financial Industry Regulatory Authority or FINRA has adopted rules that require that in recommending an investment to a customer, a broker-dealer must have reasonable grounds for believing that the investment is suitable for that customer. Prior to recommending speculative low-priced securities to their non-institutional customers, broker-dealers must make reasonable efforts to obtain information about the customer’s financial status, tax status, investment objectives and other information.  Under interpretations of these rules, FINRA believes that there is a high probability that speculative low-priced securities will not be suitable for at least some customers. The FINRA requirements make it more difficult for broker-dealers to recommend that their customers buy our common stock, which may limit your ability to buy and sell our stock and have an adverse effect on the market for shares of our common stock.

Forward-Looking Statements

This prospectus contains forward-looking statements which relate to future events or our future financial performance. In some cases, you can identify forward-looking statements by terminology such as “may”, “should”, “expect”, “plan”, “anticipate”, “believe”, “estimate”, “predict”, “potential” or “continue” or the negative of these terms or other comparable terminology. These statements are only predictions and involve known and unknown risks, uncertainties and other factors, including the risks in the section entitled “Risk Factors,” beginning on page 4 of this prospectus, that may cause our company’s or our industry’s actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by these forward-looking statements.

While these forward-looking statements, and any assumptions upon which they are based, are made in good faith and reflect our current judgment regarding the direction of our business, actual results will almost always vary, sometimes materially, from any estimates, predictions, projections, assumptions or other future performance suggested herein. Except as required by applicable law, including the securities laws of the United States, we do not intend to update any of the forward-looking statements to conform these statements to actual results.

Use of Proceeds

If we sell all 50,000,000 Units that we are offering with this prospectus we will receive net proceeds of $450,000, after deducting $50,000 in estimated offering expenses. The Units may be sold in one or more closings. We may not be successful in selling any or all of the securities offered hereby. We may also receive proceeds from the exercise of Warrants. We cannot predict when or if the Warrants will be exercised; therefore they have not been considered in our use of proceeds allocation. It is possible that the Warrants may expire and may never be exercised.

Our plan, at different unit sales levels is as follows (in order of priority). These amounts do not include our total costs, but are a mere allocation of our proceeds based on the different scenarios depicted below:

Offered Units Sold	Offering Proceeds	Approximate Offering Expenses (1)	Total Net Offering Proceeds	Principal Uses of Net Proceeds
12,500,000 Units (25%)	$125,000	$50,000	$75,000	Joint Venture Expenses* Professional Fees Working Capital Business Development	$300.00 $50,000 $4,700 $20,000
25,000,000 Units (50%)	$250,000	$50,000	$200,000	Joint Venture Expenses* Professional Fees Working Capital Business Development	$300.00 $50,000 $25,000 $124,700
37,500,000 Units (75%)	$375,000	$50,000	$325,000	Joint Venture Expenses* Professional Fees Working Capital Business Development	$300.00 $50,000 $25,000 $249,700
50,000,000 Units (maximum)	$500,000	$50,000	$450,000	Joint Venture Expenses* Professional Fees Working Capital Business Development	$300.00 $50,000 $25,000 $374,700

(1) Total Offering expenses have been rounded up to $50,000.

* Joint Venture Expenses account for our share of the operating expenses for the wells in which we own working interests based on the percentage of interest owned. As we own only a small percentage of a working interest in each of the wells, we are not responsible for additional Operator expenses such as drilling, testing, and completion of the wells. We are only responsible for our allocated operating expenses for each well, if any. In the table provided above, the categories of expenditures consist of the following:

Offering Expenses

This expenditure item refers to the costs and expenses payable by our company in connection with the issuance and distribution of the securities being registered hereunder and the preparation of the registration statement.

Professional Fees

Our professional fees include our budgeted expenses for legal, accounting, and audit fees over the next 12 months, as well as the increased costs of becoming a being a fully-reporting Company with the Securities and Exchange Commission ("SEC"), which we estimate to be around $10,000, for 12 months following this offering.

Business Development

This expenditure item refers to any money that the Company has left over to potentially acquire new working interests in other oil and gas wells.

Working Capital

This expenditure item refers to the following:

(1)

The costs related to operating our office including telephone, office supplies, personnel, overhead printing fees, and similar expenses, including small miscellaneous costs that have not otherwise been listed, such as bank service charges and sundry items. Any line item amounts not expended completely shall be held in reserve as working capital and subject to reallocation to other line item expenditures as required for ongoing operations; however, offering proceeds will not be used to repay notes payable or related party obligations.

The table above allocates our use of proceeds in the order of priority listed. If we do not have enough funds from the proceeds of this offering to cover our Professional Fees we will pay for such expenses out of anticipated revenue, cash on hand, or any other funds we may receive from any alternative financing activities. If we receive less than the amounts indicated above, we must first pay our current Joint Venture Expenses, then our Professional Fees, and use our working capital to pay administrative expenses, and then we would like to use the remaining proceeds to pay for business development to acquire new working interests. We currently have not received any firm commitments from family, friends or business acquaintances regarding any financial funding they may provide to us in the form of debt, equity, or otherwise.

Our allocation of the net proceeds of this offering is only an estimate and is based on our current plans, our understanding of the industry and current economic conditions, as well as assumptions about our future revenues and expenditures. There can be no assurance that the Company will raise any funds through this offering and if a limited amount of funds are raised, the Company reserves the right to change the specific amounts in the use of proceeds table and will use such funds according to its best judgment in accordance with the use of proceeds chart. This discretion is not unlimited and any such change in the use of proceeds as discussed above would be restricted to a proportionate reduction in funds allocated to each specific item listed, and would not differ materially from the use of proceeds chart above.

Determination of Offering Price

The price of $0.01 per Unit is not based on past earnings, nor is the price of our Units indicative of the current market value of the assets owned by us. No valuation or appraisal has been prepared for our business. The offering price of $0.01 per Unit was arbitrarily determined by us based on our assessment of what the market would support in order for us to raise proceeds of $500,000 (excluding potential exercises of Warrants underlying the Units offered).  Among the factors considered were:

•

our business plan and stage of development; and

•

our relative working capital requirements.

The offering price of the Units does not necessarily bear any relationship to our assets, book value, past operating results, financial condition or any other established criteria of value.  The offering price should not be regarded as an indicator of the future market price of the shares of common stock underlying the Units.

Dilution

“Dilution” represents the difference between the offering price and the net tangible book value per share immediately after completion of this offering. “Net tangible book value” is the amount that results from subtracting total liabilities and intangible assets from total assets. Subtracting total liabilities of $44,218 from total assets of $50,461 gives us a net tangible book value of $6,243 , as of April 30, 2011. Dilution arises mainly as a result of our arbitrary determination of the offering price of the shares being offered.

We are offering our Units at a price per Unit that is significantly more than the price per share paid by our current shareholders for our common stock.  We are offering for sale 50,000,000 Units comprised of: 50,000,000 shares of common stock and an additional 37,500,000 shares acquirable on exercise of the Warrants comprising part of the Units to be offered.  Because we have arbitrarily set the price higher than the book value of the existing shares, the net tangible book value of all the shares after the distribution of shares pursuant to this offering will be lower than the price of the shares of common stock underlying the Units pursuant to this offering. As a result, if you purchase Units in this offering, you will experience immediate and substantial dilution.

To date, after giving effect to our 7:1 reverse stock split effectuated on October 6, 2010, we have issued 5,000,000 shares of our common stock to our director George Paquet at a price of $0.001 and 1,428,571 shares of our common stock to Melany Paquet at a price of $0.001 per share.

If you purchase our Units in this offering, you will suffer an immediate dilution in the value of the shares underlying the Units that you purchase.

As at April 30, 2011 the net tangible book value of our company was $0.00097 per share of common stock based upon 6,428,571 shares of common stock outstanding. The net tangible book value of our company is calculated by dividing the total capital surplus of $6,243 as at April 30, 2011 by the outstanding shares of common stock of 6,428,571 as at April 30, 2011. If we are successful in selling all of the 50,000,000 Units that we are offering to sell in this offering, the pro forma net tangible book value of our company would be $506,243 , or approximately $0.00897 per share of common stock, which would represent an immediate increase of $0.008 in net tangible book value per share of common stock and $0.00114 or 11.4% per share of common stock dilution to new investors, assuming that all 50,000,000 of the offered Units are sold at the offering price of $0.01 per Unit.

Following is a table detailing dilution to investors if 15%, 25%, 50%, 75% or 100% of the offering of the 50,000,000 Units are sold (assuming no Warrants are exercised).

	If 15% of the Units are Sold	If 25% of the Units are Sold	If 50% of the Units are Sold	If 75% of the Units are Sold	If 100% of the Units are Sold
Offering price(1)	$0.01	$0.01	$0.01	$0.01	$0.01
Net tangible book value per share before offering(2)	$0.00097	$0.00097	$0.00097	$0.00097	$0.00097
Net tangible book value per share after offering(3), (4)	$0.00583	$0.00693	$0.00815	$0.00868	$0.00897
Increase in net tangible book value per share attributable to purchase of shares by new investors(5)	$0.00486	$0.00596	$0.00718	$0.00771	$0.00800
Immediate dilution to new investors (subscription price of $0.01 less net tangible book value per share after offering)(6)	$0.00462	$0.00340	$0.00186	$0.00133	$0.00103
Percent of immediate dilution to new investors(7)	46.2%	34.0%	20.5%	14.6%	11.4%

(1)

Offering price per Unit.

(2)

The net tangible book value per Share of common stock before the offering is determined by dividing the number of shares of common stock outstanding into the net tangible book value of our company.

(3)

The net tangible book value after the offering is determined by adding the net tangible book value before the offering to the estimated gross proceeds to our company from the current offering.

(4)

The net tangible book value per share of common stock after the offering is determined by dividing the number of shares of common stock that will be outstanding after the offering into the net tangible book value after the offering as determined in note 3, above (not taking into account the exercise of any of the Warrants underlying the Units).

(5)

The increase attributable to purchase of shares by new investors is derived by taking the net tangible book value per Share of common stock after the offering and subtracting from it the net tangible book value per share of common stock before the offering.

(6)

The dilution to new investors is determined by subtracting the net tangible book value per Share of common stock after the offering from the offering price, giving a dilution value.

(7)

The percent of immediate dilution to new investors is determined by dividing the dilution to new investors by the offering price.

Plan of Distribution

We are offering a maximum of 50,000,000 Units on a “best efforts” basis at a fixed price of $0.01 per Unit. Each Unit consists of: (i) one share of common stock; (ii) one quarter of one share purchase Warrant with each whole Warrant entitling the holder to purchase an additional share of common stock at a price of $0.50 per share for a period of two years from the date of issuance; and (iii) one half of one share purchase Warrant with each whole Warrant entitling the holder to purchase an additional share of common stock at a price of $1.00 per share for a period of two years from the date of issuance.  The maximum aggregate offering price is $31,750,000 and any funds raised from this offering will be immediately available to us for our use. There will be no refunds. The offering will be for a period of 90 days from the date of this prospectus and may be extended for an additional 90 days if we choose to do so. There is no minimum number of shares that we have to sell in this offering. All money we receive from the offering will be immediately appropriated by us for the uses set forth in the Use of Proceeds section of this prospectus. No funds will be placed in an escrow account during the offering period and no money will be returned once the subscription has been accepted by us.

Only after the Securities and Exchange Commission declares our registration statement effective, do we intend to distribute the prospectus to potential investors at the meetings and to our friends and relatives who are interested in our company and in a possible investment in the offering.

We intend to sell the Units in this offering through George Paquet, one of our directors and our Chief Executive Officer, and Melany Paquet, the other of our directors and our Vice President.  George Paquet and Melany Paquet will not receive any compensation for offering or selling the Units.

Once the registration statement is effective, George Paquet and Melany Paquet will contact individuals and corporations with whom they have an existing or past pre-existing business or personal relationship and will attempt to sell them the Units. Upon being declared publicly reporting, we intend to explore other legal means of promoting the sale of shares of our common stock.

Offering Period and Expiration Date

This offering will commence on the date of this prospectus and continue for 90 days. We may at our option extend the offering period for additional 90 days, or unless the offering is completed or otherwise terminated by us.

Procedures for Subscribing

If you decide to subscribe for any Units in this offering, you must:

•

Execute and deliver a subscription agreement; and,

•

Deliver a check or certified funds to us for acceptance or rejection.

All checks for subscriptions must be made payable to “FUTURE ENERGY, CORP.”

Right to Reject Subscriptions

We have the right to accept or reject subscriptions in whole or in part, for any reason or for no reason. All monies from rejected subscriptions will be returned immediately by us to the subscriber, without interest or deductions. Subscriptions for securities will be accepted or rejected within 48 hours after we receive them.

Regulation M

Our officers and directors and the employees of Future Energy, Corp. will not be purchasing any of the Units offered by us in this offering. They will comply with the provisions of Regulation M. Other than the foregoing, no consideration has been given to the compliance of Regulation M of the Securities Exchange Act of 1934. Regulation M is intended to preclude manipulative conduct by persons with an interest in the outcome of an offering, while easing regulatory burdens on offering participants.

Description of Securities

General

Our authorized capital stock consists of 200,000,000 shares of common stock, with a par value of $0.001 per share, and 100,000,000 shares of preferred stock, with a par value of $0.001 per share. As of August 15, 2011, there were 6,428,571 shares of our common stock issued and outstanding held by two holders of record of our common stock. We have not issued any shares of preferred stock.

Voting Rights

Each share of common stock entitles the holder to one vote on all matters submitted to a vote of the stockholders including the election of directors. Except as otherwise required by law the holders of our common stock possess all voting power. According to our bylaws, in general, each director is to be elected by a majority of the votes cast with respect to the directors at any meeting of our stockholders for the election of directors at which a quorum is present. According to our bylaws, in general, the affirmative vote of a majority of the shares represented at the meeting and entitled to vote on any matter (which shares voting affirmatively also constitute at least a majority of the required quorum), except for the election of directors, is to be the act of our stockholders. Our bylaws provide that stockholders holding at least 10% of the shares entitled to vote, represented in person or by proxy, constitute a quorum at the meeting of our stockholders. Our bylaws also provide that any action which may be taken at any annual or special meeting of our stockholders may be taken without a meeting and without prior notice if a consent in writing, setting forth the action so taken, is signed by the holders of outstanding shares having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted.

Our articles of incorporation and bylaws do not provide for cumulative voting in the election of directors. Because the holders of our common stock do not have cumulative voting rights and directors are generally to be elected by a majority of the votes casts with respect to the directors at any meeting of our stockholders for the election of directors, holders of more than fifty percent, and in some cases less than 50%, of the issued and outstanding shares of our common stock can elect all of our directors.

Dividends

The holders of our common stock are entitled to receive the dividends as may be declared by our board of directors out of funds legally available for dividends. Our board of directors is not obligated to declare a dividend. Any future dividends will be subject to the discretion of our board of directors and will depend upon, among other things, future earnings, the operating and financial condition of our company, its capital requirements, general business conditions and other pertinent factors. We do not anticipate that dividends will be paid in the foreseeable future.

As of the date of this prospectus, we have not paid any dividends to shareholders. The declaration of any future dividend will be at the discretion of our board of directors and will depend upon our earnings, if any, our capital requirements and financial position, our general economic conditions, and other pertinent conditions. It is our present intention not to pay any dividends in the foreseeable future, but rather to reinvest earnings, if any, in our business operations.

Miscellaneous Rights and Provisions

In the event of our liquidation or dissolution, whether voluntary or involuntary, each share of our common stock is entitled to share rateably in any assets available for distribution to holders of our common stock after satisfaction of all liabilities.

Our common stock is not convertible or redeemable and has no pre-emptive, subscription or conversion rights. There are no conversions, redemption, sinking fund or similar provisions regarding our common stock. Our common stock, after the fixed consideration thereof has been paid or performed, are not subject to assessment, and the holders of our common stock are not individually liable for the debts and liabilities of our company.

Our bylaws provide that our board of directors may amend our bylaws by a majority vote of our board of directors including any bylaws adopted by our stockholders, but our stockholders may from time to time specify particular provisions of these bylaws, which must not be amended by our board of directors. Our current bylaws were adopted by our board of directors. Therefore, our board of directors can amend our bylaws to make changes to the provisions relating to the quorum requirement and votes requirements to the extent permitted by the Nevada Revised Statutes.

Anti-Takeover Provisions

Some features of the Nevada Revised Statutes, which are further described below, may have the effect of deterring third parties from making takeover bids for control of our company or may be used to hinder or delay a takeover bid. This would decrease the chance that our stockholders would realize a premium over market price for their shares of common stock as a result of a takeover bid. Our articles of incorporation and bylaws exempt our common stock from these provisions.

Acquisition of Controlling Interest

The Nevada Revised Statutes contain provisions governing acquisition of controlling interest of a Nevada corporation. These provisions provide generally that any person or entity that acquires certain percentage of the outstanding voting shares of a Nevada corporation may be denied voting rights with respect to the acquired shares, unless the holders of a majority of the voting power of the corporation, excluding shares as to which any of such acquiring person or entity, an officer or a director of the corporation, and an employee of the corporation exercises voting rights, elect to restore such voting rights in whole or in part. These provisions apply whenever a person or entity acquires shares that, but for the operation of these provisions, would bring voting power of such person or entity in the election of directors within any of the following three ranges:

•

20% or more but less than 33 1/3%;

•

33 1/3% or more but less than or equal to 50%; or

•

more than 50%.

The stockholders or board of directors of a corporation may elect to exempt the stock of the corporation from these provisions through adoption of a provision to that effect in the articles of incorporation or bylaws of the corporation. Our articles of incorporation and bylaws exempt our common stock from these provisions.

Articles of Incorporation and Bylaws

There are no provisions in our articles of incorporation or our bylaws that would delay, defer or prevent a change in control of our company and that would operate only with respect to an extraordinary corporate transaction involving our company or any of our subsidiaries, such as merger, reorganization, tender offer, sale or transfer of substantially all of its assets, or liquidation.

Stock Transfer Agent

Our transfer agent is Action Stock Transfer, 2469 E. Fort Union Blvd, Ste 214, Salt Lake City, UT 84121 and its phone number is (801) 274-1088.

Experts and Counsel

The financial statements of our company included in this prospectus have been audited by Malone Bailey LLP, to the extent and for the period set forth in their report (which contains an explanatory paragraph regarding our ability to continue as a going concern) appearing elsewhere in the prospectus, and are included in reliance upon such report given upon the authority of said firm as experts in auditing and accounting.

Interest of Named Experts and Counsel

No expert named in the registration statement of which this prospectus forms a part as having prepared or certified any part thereof (or is named as having prepared or certified a report or valuation for use in connection with such registration statement) or counsel named in this prospectus as having given an opinion upon the validity of the securities being offered pursuant to this prospectus or upon other legal matters in connection with the registration or offering such securities was employed for such purpose on a contingency basis. Also at the time of such preparation, certification or opinion or at any time thereafter, through the date of effectiveness of such registration statement or that part of such registration statement to which such preparation, certification or opinion relates, no such person had, or is to receive, in connection with the offering, a substantial interest, direct or indirect, in our company or any of its parents or subsidiaries.  Nor was any such person connected with our company or any of its parents or subsidiaries as a promoter, managing or principal underwriter, voting trustee, director, officer or employee.

Information with respect to Our Company

THE FOLLOWING DISCUSSION AND ANALYSIS SHOULD BE READ TOGETHER WITH THE FINANCIAL STATEMENTS OF FUTURE ENERGY, CORP. AND THE NOTES TO THE FINANCIAL STATEMENTS INCLUDED IN THIS REGISTRATION STATEMENT. THIS DISCUSSION SUMMARIZES THE SIGNIFICANT FACTORS AFFECTING OUR OPERATING RESULTS, FINANCIAL CONDITIONS, LIQUIDITY AND CASH-FLOW SINCE INCEPTION.

Description of Business

We were incorporated in the state of Nevada on April 6, 2010 and our principal business address is 840 23rd Street, St. Georges, Quebec, G5Y 4N6, Canada. We are currently an exploration stage company engaged in the acquisition, exploration, and development of prospective resource properties. Mr. and Ms. Paquet first became interested in the prospect of working interests in oil wells through online research. After conducting research, they determined that oil and gas investments could be an excellent long term strategy. Mr. and Ms. Paquet first became affiliated with Tim Cooksey Oil through an online posting whereby JKV Consulting was presenting interests in various oil wells, including ones from Tim Cooksey Oil. Mr. Paquet initiated contact with the President of JKV Management, Mr. Villines, which ultimately led to the purchase of the working interest in the Charles Prior Project, with Tim Cooksey Oil acting as the Operator of the wells. Further research led to the decision that taking the Company public would provide the best opportunity to facilitate future financing.

We entered into operating agreements with Tim Cooksey Oil on July 25, 2010 for the Charles Prior Project and on September 1, 2010, for the Sesser Wells. Pursuant to the terms of our agreements with Tim Cooksey Oil, Mr. Cooksey agreed to act as the Operator for the drilling, testing and completion of the subject wells and we agreed to share the proportionate ongoing operating fees and pumping expenses of the Charles Prior Project as such fees were waived for the Sesser Wells as part of our negotiations for acquiring the working interest in the Sesser Wells; however, we are not responsible for any additional Operator expenses such as drilling, testing, or completion of the wells. If the wells are viable and can be developed, we will receive a pro-rata share of any revenues equivalent to our working interest in the wells. If the wells are not viable, we expect the Operator to plug the wells; however, we will not be responsible for any portion of the costs related to plugging the wells. Additionally, pursuant to the terms and conditions of the agreements with Tim Cooksey Oil, LLC, we are severally liable for environmental and any other liabilities with regards to the Well Projects; however, we are only liable to the extent of our working interest in such Well Projects, and since we own such a small working interest in each of the Well Projects, we retain minimal liability related thereto. There are leases underlying the wells in which we own working interests; however we are not the holder of any of these leases and therefore we are not responsible for the payment or evaluation of any obligations under such leases.

The Charles Prior Project is located in the Illinois Basin approximately 100 miles southeast of St. Louis, Missouri.  The authorized work program under the joint venture includes drilling, testing and completion of the two wells to a total depth of 3,800 +/- to check the Rosiclare Sandstone and Salem formation for hydrocarbons to be abstracted and sold.  The Sesser Wells are also located in the Illinois Basin approximately 100 miles southeast of St. Louis, Missouri. The authorized work program under the joint venture includes drilling, testing and completion of the two wells to a total depth of 3,800 +/- to check the St Louis formations for hydrocarbons to be abstracted and sold.  The work program on the Sesser Wells commenced in August of 2010.  If we are successful in generating revenues from our joint ventures, we intend to acquire working interests in additional wells in the project area.  Subject to obtaining additional financing we intend to acquire further resource or mineral projects.

Although we are currently focused on projects located in certain geographic regions, we continually evaluate attractive resource opportunities in other geographic areas. Our current focus is on acquiring working interests in oil and/or gas wells in the states of Texas, Illinois, California, and in the province of Alberta, Canada. However, we have not entered into negotiations or discussions for any of these purchases as we are merely exploring the areas for potential opportunities. Further, we do not have any reserves on any of our wells as there has not been any reserve reports conducted on the properties underlying the wells. We have limited operating income and, as a result, depend upon funding from various sources to continue operations and to implement our growth strategy.

Charles Prior Project

On July 29, 2010, we entered into an assignment agreement with Tim Cooksey Oil pursuant to which we acquired a 1.57% working interest in the following two wells located in Franklin County, Illinois in consideration of a payment of $25,000. Tim Cooksey Oil is responsible for paying and maintaining the lease and the Charles Prior lease encompasses 80 acres. The lease net revenue interest in the two wells is 80%, resulting in the Company having a net revenue interest of approximately 1.26% in the Charles Prior Project. JKV Oil Development, of which our director, Mr. Villines, is the President, owns a five percent (5%) working interest in the Charles Prior Project.

Well Name	Location
Charles Prior #1A	West Half of Southwest Quarter of Section 8, Franklin County, Illinois

Charles Prior #2A	West Half of Southwest Quarter of Section 8, Franklin County, Illinois

Charles Prior #1A:

In August of 2010, drilling operations were commenced. CP 1 was drilled to a total depth of approximately 3,500 feet. CP 1 had a high volume of gas and had to put the well on a choke. The well was choked back and put online averaging 40 to 50 BOPD. CP 1 had drilling mud come up the well bore, which restricted the oil production, and this was resolved this with acid treatments. Prior to acidizing, the Operator swabbed the well to determine the type of chemical combination needed to dissolve all of the mud to make the acidizing process more efficient. As of October 18, 2010, CP 1 had 164 barrel of pure oil in the tanks. There were also 30 barrels of oil in the gun barrel. As of May 18, 2011, the final well reports indicated that the CP 1 had been drilled to a total depth of 3,533 feet and further testing and well treatments, such as acidizing or hydraulic fracturing, may be required to stimulate potential reservoirs for commercial production of the CP 1 well. As of May 29, 2011, there has not been any additional testing or treatments performed on the CP 1 well. CP 1 is presently producing; however due to tight rock formations in the well bore, on or about June 27, 2011 the Operator decided to drill 2 legs on the well. This involved using a tool deep underground to drill out twenty feet in two different directions so that the oil would flow in at a higher level from both sides. This has caused the oil to flow at a faster pace, but the Operator will evaluate CP 1 after a few months to see if any additional steps need to be taken to increase production. The Operator does not have any plans to conduct testing on the CP 1 as the well has already been drilled, and the Operator does not have any immediate plans to conduct treating on the wells, but he may decide to do so after re-evaluating the production of the well in a few months.

Charles Prior #2A:

The well has been perforated and acidized. CP 2 will be producing from three pay zones, which will be on the pump jack. As of November 18, 2010, the well was on-line and was pumping 140 barrels of fluid. The well was fraced using a water frac, which had the objective of breaking up the rock in the formation to allow the oil to flow more easily. During a water frac, water and sand are pumped down the well at high pressure over the course of one day. This fluid is then pumped out of the well over an extended time period. The frac took place in early November and used over 1,400 barrels of fluid, composed primarily of water and sand. The pumping of the fluid resulting from the frac took place from approximately November 18, 2010 to January 18, 2011. Over this time period, the well pumped out an average of 100 barrels of fluid per day. The pumped fluid was composed primarily of water and sand with approximately 6% oil. As of May 18, 2011, the final well reports indicated that the CP 2 had been drilled to a total depth of 3,565 feet and further testing and well treatments, such as acidizing or hydraulic fracturing, may be required to stimulate potential reservoirs for commercial production of the CP 2 well. As of May 29, 2011, there has not been any additional testing or treatments performed on the CP 2 well. CP 2 is presently producing, and the Operator intends to continue pumping CP 2. The Operator intends to determine the effect drilling 2 legs has had on the CP 1 well, and based on the outcome, may perform the same procedure in a few months with the CP 2 well to increase the flow of fluid. The Operator does not have any plans to conduct testing on CP 2 as the well has already been drilled, and the Operator does not have any immediate plans to conduct treating on the wells, but he may decide to do so after re-evaluating the production of the well in a few months.

Fees and Revenue for the Charles Prior Project:

The operating and pumping fees on the Charles Prior Project are estimated to be approximately $1,500 per month. Due to the Company’s 1.57% working interest, the Company anticipates paying $23.55 per month in operating expenses for the Charles Prior Project, not including any saltwater disposal fees, which have not been incurred by the Company as of yet. The Operator will be performing daily maintenance on the wells, but there will be no more drilling on the Charles Prior Project.

Collectively as of December 28, 2010, there are approximately 216 barrels of oil in the tanks between the two Charles Prior wells; accordingly, we own approximately 3.4 barrels of such oil. The Company recently received a gauge report indicating that collectively the Charles Prior Project produced an average of 4 BOPD during May 2011. As of November 2010, division orders were being processed by the Operator, Tim Cooksey Oil. Countrymark has purchased the oil from the Operator. Other than these division orders, the Company does not have any delivery commitments and enters into purchase orders as the oil becomes available. The Operator will be performing daily maintenance on the wells, but there will be no more drilling on the Charles Prior Project. Most recently, the Company received a gauge report showing that collectively the Charles Prior Project was still producing an average of 4 BOPD during June 2011, and as of June 28, 2011, there were approximately 108 barrels of oil in the tanks between the two Charles Prior wells; therefore, we own approximately 1.7 barrels of such oil. Both of the Charles Prior wells are being pumped 24 hours a day, 7 days a week to ensure as much fluid is produced but as there is a high amount of water in the fluid being produced, approximately 95 percent water to approximately 5 percent oil, the Operator has to separate the oil from the high concentration of water before putting the oil in the tanks. The Operator intends to continue pumping the Charles Prior wells as long as oil is being produced from the wells.

Sesser Wells

On December 17, 2010, we entered into an assignment agreement with JKV Oil Development pursuant to which we acquired a 3% working interest in the following wells located in Franklin County, Illinois in consideration of a payment of $25,000. Tim Cooksey Oil is responsible for paying and maintaining the lease and the Sesser lease encompasses 500 acres. The lease net revenue interest in the wells is 80%, resulting in the Company having a net revenue interest of 2.4% in the Sesser Wells. JKV Oil Development, of which our director, Mr. Villines, is the President, retained a fifteen percent (15%) working interest in the Sesser Wells.

Well Name	Location
Montgomery #1-A	Section 20 of the Northeast Quarter and the Southwest Quarter of the Northeast Quarter of the East One Half of the Southeast Quarter of the Northeast Quarter (Sec. 20 T5S, R2E)
Montgomery #2-A	Section 20 of the Northeast Quarter and the Southwest Quarter of the Northeast Quarter of the East One Half of the Southeast Quarter of the Northeast Quarter (Sec. 20 T5S, R2E)
Old Ben Coal Corp #1	Section 20 of the Northeast Quarter and the Southwest Quarter of the Northeast Quarter of the East One Half of the Southeast Quarter of the Northeast Quarter (Sec. 20 T5S, R2E)
Illinois Minerals #1-A	Section 20 of the Northeast Quarter and the Southwest Quarter of the Northeast Quarter of the East One Half of the Southeast Quarter of the Northeast Quarter (Sec. 20 T5S, R2E)
Injection Well	Section 20 of the Northeast Quarter and the Southwest Quarter of the Northeast Quarter of the East One Half of the Southeast Quarter of the Northeast Quarter (Sec. 20 T5S, R2E)

Sesser Wells

The Sesser Wells consist of (i) three exploratory wells, (ii) one new well referred to as the Illinois Minerals #1-A (the “Illinois Well”), and (i) one injection well. The three exploratory wells have previously been drilled, and have produced oil in the past; however, as they are older wells they could be entirely depleted. We are using the injection well primarily to inject water into the exploratory wells to bring any remaining oil to the surface. This is accomplished by recharging the formation of the wells to produce a higher volume of oil from the past producing wells. Additionally, drilling was commenced on the Illinois Well in August of 2010.

As of February 7, 2011, the final well reports indicated that the Illinois Well had been drilled to a total depth of 3,500 feet. The Company received a gauge report indicating that between May 1, 2011 and May 14, 2011, the Illinois Well produced an average of 4.64 BOPD. Due to flooding, the Illinois Well had to be taken offline for a few days, but produced an average of 5.1 BOPD from May 24, 2011 to May 31, 2011. Most recently, the Company received a gauge report showing that the Illinois Well was producing an average of 4.5 to 5 BOPD during June 2011. On June 21, 2011, 168 barrels of oil produced from the Illinois Well were sold by the Operator; of this we owned approximately 5 barrels of such oil. As of the result of the sale, there were approximately 57 barrels of oil left in the tank for the Illinois Well as of June 28, 2011; therefore, we own approximately 1.7 barrels of such oil. Around July 14, 2011 the Operator injected water into the water injection well in order for the water to push the oil over to the Illinois Well to increase production. In the event this does not increase production, the operator may decide to treat the wells with chemicals if there is paraffin, or a waxy buildup, caking the perforations of the well bore, but the operator has no immediate plans to do this as he would like to re-evaluate how much oil is being produced from the Illinois Well in a few months. The Illinois Well is being pumped 24 hours a day, 7 days a week to ensure as much fluid is produced and the Operator intends to continue pumping this well for as long as oil is produced.

The aggregate operating and pumping fees on the Sesser Wells are estimated to be approximately $750.00 per month; however, as part of the negotiations for receiving the working interest, the Company is not responsible for any operating fees for the Sesser Wells.  Currently, the Sesser Wells are being refitted for new drilling equipment, but there will be no more drilling on the wells in the near future. However, the Operator may decide to perform new drillings on the production wells if needed. None of the Sesser Wells has produced a recoverable amount of oil as of yet; therefore, there are no division orders or delivery commitments at this time. The Company does not have any delivery commitments and enters into purchase orders as the oil becomes available; therefore, the level of oil in tanks fluctuates.

Operating Agreements with Tim Cooksey Oil

On July 25, 2010 and on September 1, 2010, we entered into Operating Agreements with Tim Cooksey Oil, whereby Mr. Cooksey agreed to act as the Operator for the drilling, testing and completion of the subject wells and we agreed to share the proportionate ongoing operating fees and pumping expenses of the Charles Prior Project as such fees were waived for the Sesser Wells as part of our negotiations for acquiring the working interest in the Sesser Wells; however, we are not responsible for any additional Operator expenses such as drilling, testing, or completion of the wells. If the wells are viable and can be developed, we will receive a pro-rata share of any revenues equivalent to our working interest in the wells. If the wells are not viable, we expect the Operator to plug the wells; however, we will not be responsible for any portion of the costs related to plugging the wells.

Description of Properties

Principal Executive Offices

Our principal executive offices are located at 840 23rd Street, St. George’s, Quebec, G5Y 4N6, Canada. Mr. Paquet provides the office space to us at no cost.   We believe our current premises are adequate for our current operations.

Oil and Gas Properties

On July 29, 2010, the Company entered into an Assignment of Oil and Gas Leases with Tim Cooksey Oil, whereby the Company was assigned a 1.57% working interest in and to certain oil and gas leases located in Franklin County, Illinois and owned by Tim Cooksey Oil.  The working interests were acquired for an aggregate total of $25,000, which covered the following leases as specifically described as: (i) Charles Prior #1A, West Half of the Southwest Quarter of Section 8, Franklin County, Illinois; (ii) Charles Prior #2A, West Half of the Southwest Quarter of Section 8, Franklin County, Illinois; (the foregoing leased properties are referred to herein as the "Charles Prior Project"). These properties are located in the Illinois Basin approximately 100 miles southeast of St. Louis, Missouri.  Local production is predominantly from the Aux Vases Sandston and the St. Genevieve Limestone at a depth less than 3300 feet.

On November 17, 2010, the Company entered into an Assignment of Oil and Gas Leases with JKV Oil Development, whereby the Company was assigned a 3% working interest in and to a certain oil and gas lease located in Franklin County, Illinois and owned by JKV Oil Development.  The working interest was acquired for an aggregate total of $25,000, which covered the following lease as specifically described as the Sesser Wells located at Section 20 of the Northeast Quarter and the Southwest Quarter of the Northeast Quarter of the East One Half of the Southeast Quarter of the Northeast Quarter (Sec. 20 T5S, R2E), (the foregoing leased property is referred to herein as the "Sesser Wells").

Location of Charles Prior Interest

PRIOR PROSPECT
ST. GENEVIEVE STRUCTURE
-2580
-2590
-2600
-2576
-2582
NW/4 SEC. 8
NE/4 SEC. 7
SE/4 SEC. 7
SW/4 SEC. 8
-2577
-2581
PROPOSED LOCATION
-2575
-2594
scale in miles
0
1/4
1/2

James L. Eader Petroleum Geologist eader.james@gmail.com 618.513.3020

Competition

The oil and gas industry is highly competitive. Our competitors and potential competitors include major oil companies and independent producers of varying sizes, all of which are engaged in the acquisition of producing properties and the exploration and development of prospects. Most of our competitors have greater financial, personnel and other resources than we have. Consequently, they have greater leverage to use in acquiring prospects, hiring personnel and marketing oil and gas. Accordingly, a high degree of competition in these areas is expected to continue.

Governmental Regulation

General

The production and sale of oil and gas is subject to regulation by state, federal, and local authorities. In most areas there are statutory provisions regulating the production of oil and natural gas under which administrative agencies may set allowable rates of production and promulgate rules in connection with the operation and production of such wells, ascertain and determine the reasonable market demand of oil and gas, and adjust allowable rates with respect thereto.

The sale of liquid hydrocarbons was subject to federal regulation under the Energy Policy and Conservation Act of 1975, which amended various acts, including the Emergency Petroleum Allocation Act of 1973. These regulations and controls included mandatory restrictions upon the prices at which most domestic crude oil and various petroleum products could be sold. All price controls and restrictions on the sale of crude oil at the wellhead have been withdrawn. It is possible, however, that such controls may be reimposed in the future but when, if ever, such re-imposition might occur and the effect thereof on us cannot be predicted.

The sale of certain categories of natural gas in interstate commerce is subject to regulation under the Natural Gas Act and the Natural Gas Policy Act of 1978 (“NGPA”). Under the NGPA, a comprehensive set of statutory ceiling prices applies to all first sales of natural gas unless the gas is specifically exempt from regulation (i.e., unless the gas is “deregulated”). Administration and enforcement of the NGPA ceiling prices are delegated to the Federal Energy Regulatory Commission (“FERC”). In June 1986, FERC issued Order No. 451, which, in general, is designed to provide a higher NGPA ceiling price for certain vintages of old gas. It is possible that we may in the future acquire significant amounts of natural gas subject to NGPA price regulations and/or FERC Order No. 451.

The operations related to the Well Projects are subject to extensive and continually changing regulation because legislation affecting the oil and natural gas industry is under constant review for amendment and expansion. Many departments and agencies, both federal and state, are authorized by statute to issue and have issued rules and regulations binding on the oil and natural gas industry and its individual participants. The failure to comply with such rules and regulations can result in large penalties. The regulatory burden on this industry could increase our share of operating expenses and, therefore, affect our profitability. However, we do not believe that these regulations will have a significant negative impact on our limited operations with respect to the Well Projects.

Transportation

Effective as of January 1, 1995, FERC implemented regulations establishing an indexing system for transportation rates for oil. These regulations could increase the cost of transporting oil to the purchaser. We do not believe that these regulations will affect us any differently than other oil producers and marketers with which we compete.

Regulation of Drilling and Production

The drilling and production operations of the Well Projects are subject to regulation under a wide range of state and federal statutes, rules, orders and regulations. Among other matters, these statutes and regulations govern:

•

the amounts and types of substances and materials that may be released into the environment,

•

the discharge and disposition of waste materials,

•

the reclamation and abandonment of wells and facility sites, and

•

the remediation of contaminated sites,

In order to comply with these statutes and regulations, the Operator of the Well Projects was required to obtain permits for drilling operations, drilling bonds, and reports concerning operations.

Environmental Regulations

The drilling and production operations of the Well Projects are affected by the various state, local and federal environmental laws and regulations, including the Oil Pollution Act of 1990, Federal Water Pollution Control Act, and Toxic Substances Control Act. The Comprehensive Environmental, Response, Compensation, and Liability Act (“CERCLA”) and comparable state statutes impose strict, joint and several liability on owners and Operators of sites and on persons who disposed of or arranged for the disposal of “hazardous substances” found at such sites. It is not uncommon for the neighboring land owners and other third parties to file claims for personal injury and property damage allegedly caused by the hazardous substances released into the environment. The Federal Resource Conservation and Recovery Act (“RCRA”) and comparable state statutes govern the disposal of “solid waste” and “hazardous waste” and authorize the imposition of substantial fines and penalties for noncompliance. Although CERCLA currently excludes petroleum from its definition of “hazardous substance,” state laws affecting our operations may impose clean-up liability relating to petroleum and petroleum related products. In addition, although RCRA classifies certain oil field wastes as “non-hazardous,” such exploration and production wastes could be reclassified as hazardous wastes thereby making such wastes subject to more stringent handling and disposal requirements.

Generally, environmental laws and regulations govern the discharge of materials into the environment or the disposal of waste materials, or otherwise relate to the protection of the environment. In particular, the following activities are subject to stringent environmental regulations:

•

drilling,

•

development and production operations,

•

activities in connection with storage and transportation of oil and other liquid hydrocarbons, and

•

use of facilities for treating, processing or otherwise handling hydrocarbons and wastes.

Violations are subject to reporting requirements, civil penalties and criminal sanctions. As with the industry generally, compliance with existing regulations increases our overall cost of business. The increased costs cannot be easily determined. Such areas affected include:

•

unit production expenses primarily related to the control and limitation of air emissions and the disposal of produced water,

•

capital costs to drill exploration and development wells resulting from expenses primarily related to the management and disposal of drilling fluids and other oil and natural gas exploration wastes, and

•

capital costs to construct, maintain and upgrade equipment and facilities and remediate, plug, and abandon inactive well sites and pits.

Environmental regulations historically have been subject to frequent change by regulatory authorities. Therefore, we are unable to predict the ongoing cost of compliance with these laws and regulations or the future impact of such regulations on operations. However, we do not believe that changes to these regulations will have a significant negative effect our limited operations with respect to the Well Projects.

A discharge of hydrocarbons or hazardous substances into the environment could subject us to substantial expense, including both the cost to comply with applicable regulations pertaining to the clean up of releases of hazardous substances into the environment and claims by neighboring landowners and other third parties for personal injury and property damage. We do not maintain insurance for protection against certain types of environmental liabilities.

Employees

We presently have no full-time executive, operational, and clerical employees. We engage several contractors and consultants for engineering, and geology, as needed; however, none of these are executive officers or directors of the Company.

Legal Proceedings

We know of no material pending legal proceedings to which our company or subsidiary is a party or of which any of their property is the subject. In addition, we do not know of any such proceedings contemplated by any governmental authorities.

We know of no material proceedings in which any director, officer or affiliate of our company, or any registered or beneficial stockholder of our company, or any associate of any such director, officer, affiliate, or stockholder is a party adverse to our company or subsidiary or has a material interest adverse to our company or subsidiary.

Market for Common Equity and Related Shareholder Matters

Market Information

There is currently no trading market for our common stock. We do not have any common stock subject to outstanding options or Warrants and there are no securities outstanding that are convertible into our common stock. None of our issued and outstanding common stock is eligible for sale pursuant to Rule 144 under the Securities Act of 1933.

Other than 50,000,000 Units and the 37,500,000 shares of our common stock available on exercise of the Warrants comprising part of the Units being offered pursuant to this prospectus, there are no shares of our common stock that are being, or have been publicly proposed to be, publicly offered by our company, the offering of which could have a material effect on the market price of our common stock.

Holders

There are currently two holders of record of our common stock.

Dividend Policy

We have never declared or paid any cash dividends on our common stock. We currently intend to retain future earnings, if any, to increase our working capital and do not anticipate paying any cash dividends in the foreseeable future.

The Nevada Revised Statutes prohibit us from declaring dividends where, after giving effect to the distribution of the dividend:

•

we would not be able to pay our debts as they become due in the usual course of business; or

•

Our total assets would be less than the sum of our total liabilities plus the amount that would be needed to satisfy the rights of stockholders who have preferential rights superior to those receiving the distribution.

Management’s Discussion and Analysis of Financial Condition and Results of Operations

The following discussion should be read in conjunction with our audited financial statements for the period from April 6, 2010 (date of inception) to April 30, 2011 and the related notes that appear elsewhere in this prospectus. The following discussion contains forward-looking statements that reflect our plans, estimates and beliefs. Our actual results could differ materially from those discussed in the forward looking statements. Factors that could cause or contribute to such differences include, but are not limited to, those discussed below and elsewhere in this prospectus, particularly in the section entitled “Risk Factors” beginning on page 4 of this prospectus.

Our audited financial statements are stated in United States dollars and are prepared in accordance with United States generally accepted accounting principles.

Plan of Operation

We are currently an exploration stage company engaged in the acquisition, exploration, and development of prospective resource properties. Our current business focus is to implement the terms of our assignment agreements with Tim Cooksey Oil pursuant to which we acquired a 1.57% working interest in two wells identified as the Charles Prior Project located in Franklin County, Illinois in consideration of a payment of $25,000, and with JKV Oil Development, pursuant to which we acquired a 3% working interest in four wells identified as the Sesser Wells located in Franklin County, Illinois in consideration of a payment of $25,000.

We entered into operating agreements with Tim Cooksey Oil on July 25, 2010 for the Charles Prior Project and on September 1, 2010, for the Sesser Wells. Pursuant to the terms of our agreements with Tim Cooksey Oil, Mr. Cooksey agreed to act as the Operator for the drilling, testing and completion of the subject wells and we agreed to share the proportionate ongoing operating fees and pumping expenses of the Charles Prior Project as such fees were waived for the Sesser Wells as part of our negotiations for acquiring the working interest in the Sesser Wells; however, we are not responsible for any additional Operator expenses such as drilling, testing, or completion of the wells. Both groups of wells are located in the Illinois Basin approximately 100 miles southeast of St. Louis, Missouri.  The authorized work program under the joint venture includes drilling, testing and completion of the two wells to a total depth of 3,800 +/- to check the formations for hydrocarbons to be abstracted and sold. If we are successful in generating revenues from our joint ventures, we intend to acquire working interests in additional wells in the project area.  Subject to obtaining additional financing we intend to acquire further resource or mineral projects.

Although we are currently focused on projects located in certain geographic regions, we continually evaluate attractive resource opportunities in other geographic areas. Our current focus is on acquiring working interests in oil and/or gas wells in the states of Texas, Illinois, California, and in the province of Alberta, Canada. However, we have not entered into negotiations or discussions for any of these purchases as we are merely exploring the areas for potential opportunities. Further, we do not have any reserves on any of our wells as there has not been any reserve reports conducted on the properties underlying the wells. We have limited operating income and, as a result, depend upon funding from various sources to continue operations and to implement our growth strategy.

Our estimated maximum expenses over the next twelve months are as follows:

Maximum Cash Requirements during the Next Twelve Months

Expense	($)
Offering Expenses	50,000
Joint Venture Expenses	300
Professional Fees	50,000
Working Capital	25,000
Business Development Costs	374,700
Total	500,000

To date we have funded our operations from private placements to our executive officers and from a loan from our President. Even if we complete our proposed offering of the Units, unless we receive sufficient funding from the exercise of the Warrants comprising the Units we are offering, we will need to raise additional funds to meet these ongoing expenses. To raise these funds we may be required to receive shareholder loans, incur new borrowing or issue new equity which may be dilutive to existing shareholders. We currently have no agreement in place to raise funds and no guarantee can be given that we will be able to raise funds for this purpose on terms acceptable to our company. Failure to raise funds for general, administrative and corporate expenses could result in a severe curtailment of our operations.

Our joint venture expenses cover our share of operating expenses and pumping fees for our currently-held working interest s in oil wells. Our professional fees include our budgeted expenses for legal, accounting, and audit fees over the next 12 months, as well as the increased costs of becoming a being a fully-reporting Company with the SEC, which we estimate to be around $10,000, for 12 months following this offering.

Any advance in the oil and gas development strategy set-out herein will require additional funds. These funds may be raised through equity financing, debt financing or other sources which may result in further dilution of the shareholders percentage ownership in the Company.

Results of Operation for the period from April 6, 2010 (inception) to April 30, 2011

Our operating results for the period ended April 30, 2011are summarized as follows:

Period Ended April 30, 2011
Revenue	$489
Expenses(1)	$40,246
Other Expenses (Income)	$-
Net Income (loss)	$(39,757)

(1)

The significant component of the Company’s expenses during the period presented come from professional fees, including Accounting and Legal Fees.

Revenues

We have had $ 489 in operating revenues for the period ended April 30 , 2011.

Working Capital

As at April 30, 2011
Current Assets	$461
Current Liabilities	$20,218
Working Capital	$( 1 9,757)

Cash Flows

Period from April 6, 2010 (Date of Inception) to April 30, 2011
Cash used in Operating Activities	$(20,329)
Cash used by Investing Activities	$(50,000)
Cash provided by Financing Activities	$70,516
Net Increase in Cash	$187

Going Concern

The audited financial statements accompanying for the period ended April 30, 2011 have been prepared on a going concern basis, which implies that our company will continue to realize its assets and discharge its liabilities and commitments in the normal course of business. Our company has not generated revenues since inception and has never paid any dividends and is unlikely to pay dividends or generate earnings in the immediate future. The continuation of our company as a going concern is dependent upon the continued financial support from our shareholders, the ability of our company to obtain necessary equity financing to achieve our operating objectives, and the attainment of profitable operations. As of April 30, 2011, we had cash of $187 and we estimate that we will require a minimum of approximately $122,000 for costs associated with our plan of operation over the next twelve months. Our minimum expenses estimate takes into account our cash on hand, our total offering expenses (incurred and non-incurred), our professional fees, our joint venture expenses, and our working capital expenditures over the next twelve months. As our business development budget is discretionary based on the proceeds received from this offering, our minimum expenses estimate does not account for that aspect of our budget. Accordingly, we do not have sufficient funds for planned operations and we will be required to raise additional funds.

These circumstances raise substantial doubt about our ability to continue as a going concern, as described in the explanatory paragraph to our independent auditors’ report on the audited financial statements accompanying this prospectus. The financial statements do not include any adjustments that might result from the outcome of that uncertainty.

The continuation of our business is dependent upon us raising additional financial support. The issuance of additional equity securities by us could result in a significant dilution in the equity interests of our current stockholders. Obtaining commercial loans, assuming those loans would be available, will increase our liabilities and future cash commitments.

Future Financings

We had a cash balance of $187 and working capital of $(19,757) as of April 30, 2011 and we estimate that we will require approximately $122,000 for costs associated with our plan of operation over the next twelve months. Accordingly, we do not have sufficient funds for planned operations and we will be required to raise additional funds for operations. We anticipate continuing to rely on equity sales of our common shares or shareholder loans in order to continue to fund our business operations and/or exercises of the Warrants comprising a portion of the Units we are registering in this prospectus. Issuances of additional shares will result in dilution to our existing stockholders. There is no assurance that we will achieve any additional sales of our equity securities or arrange for debt or other financing to fund our planned activities.

Off-Balance Sheet Arrangements

We have no off-balance sheet arrangements that have or are reasonably likely to have a current or future effect on our financial condition, changes in financial condition, revenues or expenses, results of operations, liquidity, capital expenditures or capital resources that are material to stockholders.

Application of Critical Accounting Estimates

The financial statements of our company have been prepared in accordance with generally accepted accounting principles in the United States. Because a precise determination of many assets and liabilities is dependent upon future events, the preparation of financial statements for a period necessarily involves the use of estimates which have been made using careful judgment. The financial statements have, in management’s opinion, been properly prepared within reasonable limits of materiality and within the framework of the significant accounting policies summarized below:

Use of Estimates

The preparation of financial statements in conformity with U.S. generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. The Company regularly evaluates estimates and assumptions related to the recoverability of long-lived assets, donated expenses and deferred income tax asset valuation allowances. The Company bases its estimates and assumptions on current facts, historical experience and various other factors that it believes to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities and the accrual of costs and expenses that are not readily apparent from other sources. The actual results experienced by the Company may differ materially and adversely from the Company’s estimates. To the extent there are material differences between the estimates and the actual results, future results of operations will be affected.

Cash and Cash Equivalents

The Company considers all highly liquid instruments with a maturity of three months or less at the time of issuance to be cash equivalents.

Financial Instruments

The fair values of financial instruments which include cash and amounts due to related parties were estimated to approximate their carrying values due to the immediate or relatively short maturity of these instruments.

The Company’s operations and financing activities are conducted primarily in United States dollars, and as a result the Company is not subject to significant exposure to market risks from changes in foreign currency rates.  Management has determined that the Company is not exposed to significant credit risk.

These accounting policies are applied consistently for all years presented. Our operating results would be affected if other alternatives were used. Information about the impact on our operating results is included in the notes to our financial statements.

Oil and Gas Properties

Oil and gas investments are accounted for by the successful efforts method of accounting.  Accordingly, the costs incurred to acquire property (proved and unproved), all development costs, and successful exploratory costs are capitalized, whereas the costs of unsuccessful exploratory wells are expensed.    Depletion of capitalized oil and gas well costs is provided using the units of production method based on estimated proved developed oil and gas reserves of the respective oil and gas properties.

Asset Retirement Obligations

In August 2001, the FASB issued ASC 410-20,"Accounting for Asset Retirement Obligations" (ASC 410-20). ASC 410-20 requires that the fair value of an asset retirement cost, and corresponding liability, should be recorded as part of the cost of the related long-lived asset and subsequently allocated to expense using a systematic and rational method.

Impairment of Long-Lived Assets

In accordance with ASC 360-10, Accounting for the Impairment or Disposal of Long-Lived Assets, long lived assets such as oil and gas properties and equipment are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to estimated undiscounted future cash flows expected to be generated by the asset. If the carrying amount of an asset exceeds its estimated future cash flows, an impairment charge is recognized by the amount by which the carrying amount of the asset exceeds the fair value of the asset. Assets to be disposed of would be separately presented in the balance sheet and reported at the lower of the carrying amount of the fair value less costs to sell, and are no longer depreciated. The assets and liabilities of a disposed group classified as held for sale would be presented separately in the appropriate asset and liability sections of the balance sheet.  Impairment of unproved oil and gas properties is determined by ASC 932, “Extractive Activities – Oil and Gas”.  The Company had no impairment charges on oil and gas properties in 2010.

Directors, Executive Officers, Promoters, and Control Persons

Directors and Executive Officers

Our directors hold office until their successors are elected and qualified, or until their deaths, resignations or removals. Our officers hold office at the pleasure of our board of directors, or until their deaths, resignations or removals.

Our directors and executive officers, their ages, positions held, and durations of such are as follows:

Name	Position Held with Our Company	Age	Date First Elected or Appointed
George Paquet	President, Chief Executive Officer, Chief Financial Officer, Secretary, Treasurer, and Director	62	April 6, 2010
Melany Paquet	Vice President and Director	37	April 6, 2010
Mike Anderson	Director	42	September 10, 2010
Jefferson K. Villines	Director	35	December 5, 2010

Business Experience

The following is a brief account of the education and business experience of our directors and executive officers during at least the past five years, indicating their principal occupations and employment during the period, and the name and principal business of the organization in which such occupations or employment were carried on.

George Paquet, President, Chief Executive Officer, Chief Financial Officer,  Secretary, Treasurer, and Director

Mr. Paquet has a background in accounting.  Mr. Paquet worked for Caisse Populaire St. Georges as both a teller and manager from 1966 to 1972.  From 1984 to 1986, Mr. Paquet served as a project manager for Rock Lessard Inc, a building contractor working on behalf of a multimillion dollar Hydro Quebec construction project in the James Bay area of Quebec. From 1998 to 2004 Mr. Paquet served as an export, sales and public relations representative for Beauce Windows & Doors Inc., a manufacturing company focussed on windows and doors. In this capacity his primary function was expanding the company’s business into the United States as well as liaising with the Federal Government of Canada for related grants. Mr. Paquet has been retired since 2004 and thus currently provides services only to the Company. He currently spends approximately 25 hours per week providing services to the Company, which represents approximately 100% of his working hours. Mr. Paquet’s time commitment and devotion to the Company’s operations, coupled with his diverse business experiences has led the Company to the determination that he is a good fit as an executive officer and director of the Company.

Melany Paquet, Vice President and Director

Ms. Paquet attended LaSalle College in St. Georges from 1989-1992. From 2003 until the present, Ms. Paquet has operated a care facility out of her home.  Ms. Paquet currently spends approximately 5 hours per week providing services to our company, which represents approximately 10% of her working hours.  Ms. Paquet is the daughter of Mr. Paquet. Ms. Paquet’s relationship as daughter of the President of the Company, her efforts in acquiring our current working interests, and her dedication to the Company led the Company to determine she would be a good fit as an officer and director of the Company.

Mike Anderson, Director

Mr. Anderson obtained a double major in geology and physics from Dalhousie University in 1993. During his time at Dalhousie, Mr. Anderson interned with Amoco Petroleum Canada in the summer of 1991. In the summer of 1992, Mr. Anderson worked with the Geological Survey of Canada at the Bedford Institute of Oceanography. Both appointments provided Mr. Anderson with valuable training from experienced senior scientists. Following graduation, Mr. Anderson spent several years in both North and South America performing geophysical surveys ranging from 3-D seismic exploration in the Gulf of Mexico (1993-1995) to airborne surveys over the jungles of Brazil (1995-2000). From 2001 to 2006, Mr. Anderson was employed by Tetra Tech, a provider of consulting, engineering, and technical services worldwide, as Lead Geophysicist on environmental remediation projects where his duties included field management, unexploded ordnance (UXO) detection and documentation of UXO investigation studies. Mr. Anderson was employed by Risk Reduction Resources Inc (RRR) from February 2006 to December 2010. RRR is a geophysical company specializing in ground-based geophysics.  As Senior Geophysicist, his responsibilities included business development, data processing, analysis and interpretation of mineral and oil exploration airborne and ground geophysical data.  In January 2011, Mr. Anderson joined Mine-EOD, an environmental remediation company. As Senior Geophysicist, his responsibilities there include business development, geophysical data processing and analysis and field management and airborne geophysical surveys for mineral exploration. The Company decided Mr. Anderson would be a good director because he has more than 15 years experience in the areas of gravity, magnetic, electromagnetic, and radiometric applications in mineral exploration, petroleum exploration, and UXO detection as shown by his various work experiences.

Jefferson K. Villines III, Director

Mr. Villines has been the President and Owner of JKV Management Consulting, LLC, (“JKV Consulting”) a management consulting company which markets interests in oil and gas projects, since March of 2006. As President of JKV Consulting. Mr. Villines’ role consists of project evaluation, management of direct marketing and supervision of day-to-day operations. His responsibilities in this position include assessing all potential investments, visiting all properties in which the company invests, and negotiating with suppliers. He has also been the President of CJT.JKV Oil Development, LLC (“JKV Oil Development”), an asset holding company, which focuses on oil and gas interests, since its inception in February 2010.  From 2000 to 2002, Mr. Villines worked at ESPN in Dallas, as an account executive in the marketing and advertising dept. From 2003 to 2004, Mr. Villines worked as VP of Sales and Marketing for Northstar Energy Inc. (“Northstar”), in Dallas, and from 2004 to 2005, he worked as VP of Sales and Marketing for Gulftex Operating, Inc. (“Gulftex”) in Dallas. Both Northstar and Gulftex are independent energy companies which operate and manage oil and gas leases, and in his positions as VP of Sales and Marketing for both companies, Mr. Villines assisted in project management, project evaluation, marketing, and sales of oil and gas leases. Mr. Villines studied Business Administration at Texas A&M University (1998-1999) and Oklahoma State University (1996-1997). In addition, Mr. Villines has over five years managing the promotion of developmental and exploratory oil and gas projects to private and institutional bodies, as well as providing private consultancy services to a number of independent oil and gas companies, specifically, in the field of direct marketing of working interest programs. Although his family has been involved in the oil and gas industry for over 75 years, each generation has taken a different path into the industry; thus, Mr. Villines’ hands on expertise is invaluable in being able to ascertain and evaluate the best possible opportunities to proactively move the company forward. Mr. Villines’ extensive experience with oil and gas companies and his ability to manage projects led the Company to the determination that he would be invaluable as a director of the Company.

See CONFLICTS OF INTEREST in the section titled “Risk Factors” herein.

Involvement in Certain Legal Proceedings

During the past ten years no director, executive officer, promoter or control person of the Company has been involved in the following:

(1)

A petition under the Federal bankruptcy laws or any state insolvency law which was filed by or against, or a receiver, fiscal agent or similar officer was appointed by a court for the business or property of such person, or any partnership in which he was a general partner at or within two years before the time of such filing, or any corporation or business association of which he was an executive officer at or within two years before the time of such filing;

(2)

Such person was convicted in a criminal proceeding or is a named subject of a pending criminal proceeding (excluding traffic violations and other minor offences);

(3)

Such person was the subject of any order, judgment, or decree, not subsequently reversed, suspended or vacated, of any court of competent jurisdiction, permanently or temporarily enjoining him from, or otherwise limiting, the following activities:

i.

Acting as a futures commission merchant, introducing broker, commodity trading advisor, commodity pool operator, floor broker, leverage transaction merchant, any other person regulated by the Commodity Futures Trading Commission, or an associated person of any of the foregoing, or as an investment adviser, underwriter, broker or dealer in securities, or as an affiliated person, director or employee of any investment company, bank, savings and loan association or insurance company, or engaging in or continuing any conduct or practice in connection with such activity;

ii.

Engaging in any type of business practice; or

iii.

Engaging in any activity in connection with the purchase or sale of any security or commodity or in connection with any violation of Federal or State securities laws or Federal commodities laws;

(4)

Such person was the subject of any order, judgment or decree, not subsequently reversed, suspended or vacated, of any Federal or State authority barring, suspending or otherwise limiting for more than 60 days the right of such person to engage in any activity described in paragraph (f)(3)(i) of this section, or to be associated with persons engaged in any such activity;

(5)

Such person was found by a court of competent jurisdiction in a civil action or by the Commission to have violated any Federal or State securities law, and the judgment in such civil action or finding by the Commission has not been subsequently reversed, suspended, or vacated;

(6)

Such person was found by a court of competent jurisdiction in a civil action or by the Commodity Futures Trading Commission to have violated any Federal commodities law, and the judgment in such civil action or finding by the Commodity Futures Trading Commission has not been subsequently reversed, suspended or vacated;

(7)

Such person was the subject of, or a party to, any Federal or State judicial or administrative order, judgment, decree, or finding, not subsequently reversed, suspended or vacated, relating to an alleged violation of:

i.

Any Federal or State securities or commodities law or regulation; or

ii.

Any law or regulation respecting financial institutions or insurance companies including, but not limited to, a temporary or permanent injunction, order of disgorgement or restitution, civil money penalty or temporary or permanent cease-and-desist order, or removal or prohibition order; or

iii.

Any law or regulation prohibiting mail or wire fraud or fraud in connection with any business entity; or

(8)

Such person was the subject of, or a party to, any sanction or order, not subsequently reversed, suspended or vacated, of any self-regulatory organization (as defined in Section 3(a)(26) of the Exchange Act (15 U.S.C. 78c(a)(26))), any registered entity (as defined in Section 1(a)(29) of the Commodity Exchange Act (7 U.S.C. 1(a)(29))), or any equivalent exchange, association, entity or organization that has disciplinary authority over its members or persons associated with a member.

Executive Compensation

The following table shows the compensation received by our executive officers for the year ended July 31, 2010:

Summary Compensation Table –  Year Ended July 31, 2010

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Compensa- tion ($)	Nonqualified Deferred Compensation Earnings ($)	All Other Compensa- tion ($)	Total ($)
George Paquet President, Chief Executive Officer, Chief Financial Officer, Secretary, Treasurer, and Director(1)	2010	Nil	Nil	Nil	Nil	Nil	Nil	Nil	Nil
Melany Paquet Vice-President and Director(2)	2010	Nil	Nil	Nil	Nil	Nil	Nil	Nil	Nil

(1)	George Paquet was appointed as our president, chief executive officer, chief financial officer, secretary, treasurer and one of our directors on April 6, 2010.
(2)	Melany Paquet was appointed as our vice-president and director on April 6, 2010.

Employment Agreements or Arrangements

We have not entered into any employment (or consulting) agreements or arrangements, whether written or unwritten, with our directors or executive officers since our inception.

Equity Awards

We have not awarded any shares of stock, options or other equity securities to our directors or executive officers since our inception. We have not adopted any equity incentive plan. Our directors and executive officers may receive stock options at the discretion of our board of directors in the future.

Retirement or Similar Benefit Plans

There are no arrangements or plans in which we provide retirement or similar benefits for our directors or executive officers.

Resignation, Retirement, Other Termination, or Change in Control Arrangements

We have no contract, agreement, plan or arrangement, whether written or unwritten, that provides for payments to our directors or executive officers at, following, or in connection with the resignation, retirement or other termination of our directors or executive officers, or a change in control of our company or a change in our directors’ or executive officers’ responsibilities following a change in control.

Director Compensation

No director received or accrued any compensation for his or her services as a director since our inception.

We have no formal plan for compensating our directors for their services in their capacity as directors. Our directors are entitled to reimbursement for reasonable travel and other out-of-pocket expenses incurred in connection with attendance at meetings of our board of directors. Our board of directors may award special remuneration to any director undertaking any special services on our behalf other than services ordinarily required of a director.

Security Ownership of Certain Beneficial Owners and Management

The following table sets forth, as of   August 15, 2011 certain information with respect to the beneficial ownership of our common stock by each stockholder known by us to be the beneficial owner of more than 5% of our common stock, by each of our directors and executive officers, and by our directors and executive officers as a group. Each person has sole voting and investment power with respect to the shares of common stock, except as otherwise indicated.

Name and Address of Beneficial Owner	Title of Class	Amount and Nature of Beneficial Ownership		Percentage of Class(1)
George Paquet 840 – 23rd Street, St. Georges de Beauce, Quebec, Canada G5Y 4N6	Common Stock	5,000,000	Direct	78%
Melany Paquet 1784 – 87th Street, St. Georges de Beauce, Quebec, Canada G6A 1L8	Common Stock	1,428,571	Direct	22%
Mike Anderson 840 – 23rd Street, St. Georges de Beauce, Quebec, Canada G5Y 4N6	Common Stock	-	-	-
Jefferson K. Villines III 840 – 23rd Street, St. Georges de Beauce, Quebec, Canada G5Y 4N6	Common Stock	-	-	-
Directors and Executive Officers (4 – as a group)	Common Stock	6,428,571		100%
5% Stockholders
George Paquet 840 – 23rd Street, St. Georges de Beauce, Quebec, Canada G5Y 4N6	Common Stock	5,000,000	Direct	78%
Melany Paquet 1784 – 87th Street, St. Georges de Beauce, Quebec, Canada G6A 1L8	Common Stock	1,428,571	Direct	22%

(1)

Based on 6,428,571 shares of our common stock outstanding as of August 15, 2011.

Changes in Control

We are unaware of any arrangement the operation of which may at a subsequent date result in a change of control of our company.

Transactions with Related Persons, Promoters, and Certain Control Persons, and Corporate Governance

Other than as disclosed below, there has been no transaction, since our inception on April 6, 2010, or currently proposed transaction, in which we were or are to be a participant and the amount involved exceeds the lesser of $120,000 or one percent of our total assets at year end for the last completed fiscal year, and in which any of the following persons had or will have a direct or indirect material interest:

(i)	Any director or executive officer of our company;
(ii)	Any person who beneficially owns, directly or indirectly, shares carrying more than 5% of the voting rights attached to our outstanding shares of common stock;
(iii)	Any of our promoters and control persons; and
(iv)	Any member of the immediate family (including spouse, parents, children, siblings and in- laws) of any of the foregoing persons.

1.

On June 30, 2010 we issued 4,285,714 (post-split) shares of our common stock to our director George Paquet at a price of $0.001 and 1,428,571 (post-split) shares of our common stock to Melany Paquet at a price of $0.001 per share.  The shares were issued to both subscribers pursuant to Section 4(2) of the Securities Act of 1933 and/or Regulation S of the Securities Act of 1933 on the basis that the subscribers represented to us that they were not a “US Person” as such term is defined in Regulation S.

2.

On July 15, 2010 we issued 714,285 (post-split) shares of our common stock to our director George Paquet at a price of $0.001 per share.  The shares were issued to Mr. Paquet pursuant to Section 4(2) of the Securities Act of 1933 and/or Regulation S of the Securities Act of 1933 on the basis that Mr. Paquet represented to us that he was not a “US Person” as such term is defined in Regulation S.

3.

On December 8, 2010, the Company issued a two year Promissory Note in the principal amount of $25,000 to George Paquet, our President. The $25,000 principal amount underlying the Promissory Note is payable on or before the two year anniversary of the Note and accrues interest at the rate of the Royal Bank of Canada Prime Interest Rate plus 2% per annum.

4.

On July 29, 2010, the Company entered into an assignment agreement with Tim Cooksey Oil pursuant to which we acquired a 1.57% working interest in the Charles Prior Project, located in Franklin County, Illinois in consideration of a payment of $25,000. JKV Oil Development, of which our director, Mr. Villines, is the President, owns a five percent (5%) working interest in the Charles Prior Project.

5.

On December 17, 2010, the Company entered into an assignment agreement with JKV Oil Development, pursuant to which we acquired a 3% working interest in wells located in Franklin County, Illinois in consideration of a payment of $25,000. JKV Oil Development, of which our director, Mr. Villines, is the President, retained a fifteen percent (15%) working interest in the Sesser Wells.

6.

On May 16, 2011, the Company issued a one year Promissory Note in the principal amount of $5,000 to George Paquet, our President. The $5,000 principal amount underlying the Promissory Note is payable on or before the one year anniversary of the Note and accrues interest at the rate of the Royal Bank of Canada Prime Interest Rate plus 2% per annum.

7.

On July 13, 2011, the Company issued a one year Promissory Note in the principal amount of $10,000 to George Paquet, our President. The $10,000 principal amount underlying the Promissory Note is payable on or before the one year anniversary of the Note and accrues interest at the rate of the Royal Bank of Canada Prime Interest Rate plus 2% per annum.

Director Independence

Under NASDAQ rule 4200(a)(15), a director is not considered to be independent if he or she is also an executive officer or employee of the corporation. Mike Anderson may be considered on independent director. If we are able to complete the offering contemplated in this prospectus and are successful in implementing our stated business plan we intend to appoint additional qualified independent directors to the board and appoint a full time Chief Financial Officer.

Board of Directors

Our board of directors facilitates its exercise of independent supervision over management by endorsing the guidelines for responsibilities of the board as set out by regulatory authorities on corporate governance in the United States. Our board’s primary responsibilities are to supervise the management of our company, to establish an appropriate corporate governance system, and to set a tone of high professional and ethical standards.

The board is also responsible for:

•

selecting and assessing members of the Board;

•

choosing, assessing and compensating the Chief Executive Officer of our company, approving the compensation of all executive officers and ensuring that an orderly management succession plan exists;

•

reviewing and approving our company’s strategic plan, operating plan, capital budget and financial goals, and reviewing its performance against those plans;

•

adopting a code of conduct and a disclosure policy for our company, and monitoring performance against those policies;

•

ensuring the integrity of our company’s internal control and management information systems;

•

approving any major changes to our company’s capital structure, including significant investments or financing arrangements; and

•

reviewing and approving any other issues which, in the view of the Board or management, may require Board scrutiny.

Orientation and Continuing Education

We have an informal process to orient and educate new recruits to the board regarding their role of the board, our committees and our directors, as well as the nature and operations of our business. This process provides for an orientation with key members of the management staff, and further provides access to materials necessary to inform them of the information required to carry out their responsibilities as a board member. This information includes the most recent board approved budget, the most recent annual report, the audited financial statements and copies of the interim quarterly financial statements.

The board does not provide continuing education for its directors. Each director is responsible to maintain the skills and knowledge necessary to meet his or her obligations as directors.

Nomination of Directors

The board is responsible for identifying new director nominees. In identifying candidates for membership on the board, the board takes into account all factors it considers appropriate, which may include strength of character, mature judgment, career specialization, relevant technical skills, diversity and the extent to which the candidate would fill a present need on the board. As part of the process, the board, together with management, is responsible for conducting background searches, and is empowered to retain search firms to assist in the nominations process. Once candidates have gone through a screening process and met with a number of the existing directors, they are formally put forward as nominees for approval by the board.

Assessments

The board intends that individual director assessments be conducted by other directors, taking into account each director’s contributions at board meetings, service on committees, experience base, and their general ability to contribute to one or more of our company’s major needs. However, due to our stage of development and our need to deal with other urgent priorities, the board has not yet implemented such a process of assessment.

Disclosure of Securities and Exchange Commission Position of Indemnification for Securities Act Liabilities

Pursuant to the Nevada corporation law, our articles of incorporation and bylaws, we may indemnify our officer or director who is made a party to any proceeding, including a lawsuit, because of his position as our officer or director, if he acted in good faith and in a manner he reasonably believed to be in our best interest. In certain cases, we may advance expenses incurred in defending any such proceeding. To the extent that the officer or director is successful on the merits in any such proceeding as to which such person is to be indemnified, we must indemnify him against all expenses incurred, including attorney’s fees.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of our company under Nevada law or otherwise, our company has been advised that the opinion of the Securities and Exchange Commission is that such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable.

Where You Can Find More Information

We have filed with the SEC a Registration Statement on Form S-1 under the Securities Act, and the rules and regulations promulgated thereunder, with respect to the Units offered hereby. This prospectus, which constitutes a part of the Registration Statement, does not contain all of the information set forth in the Registration Statement and the exhibits thereto. While we have summarized the material terms of all agreements and exhibits included in the scope of this Registration Statement, for further information regarding the terms and conditions of any exhibit, reference is made to such exhibits.   Upon effectiveness of this prospectus, we will be subject to the reporting and other requirements of Section 15(d) of the Securities Exchange Act of 1934 and will file periodic reports with the Securities and Exchange Commission, including a Form 10-K for the year ended July 30, 2011 and periodic reports on Form 10-Q during that period.  We will make available to our shareholders annual reports containing financial statements audited by our independent auditors and our quarterly reports containing unaudited financial statements for each of the first three quarters of each year; however, we will not send the annual report to our shareholders unless requested by an individual shareholder.

For further information with respect to us and the Units, reference is hereby made to the Registration Statement and the exhibits thereto, which may be inspected and copied at the principal office of the SEC, 100 F Street NE, Washington, D.C. 20549, and copies of all or any part thereof may be obtained at prescribed rates from the Commission’s Public Reference Section at such addresses. Also, the SEC maintains a World Wide Web site on the Internet at http://www.sec.gov that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC. To request such materials, please contact Mr. George Paquet, our President and Chief Executive Officer.

No finder, dealer, sales person or other person has been authorized to give any information or to make any representation in connection with this offering other than those contained in this prospectus and, if given or made, such information or representation must not be relied upon as having been authorized by our company. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any of the securities offered hereby by anyone in any jurisdiction in which such offer or solicitation is not authorized or in which the person making such offer or solicitation is not qualified to do so or to any person to whom it is unlawful to make such offer or solicitation.

Future Energy Corp.

(An Exploration Stage Company)

April 30, 2011

Index
Report of Independent Registered Public Accounting Firm	F–1

Balance Sheets	F–2

Statements of Expenses	F–3

Statement of Stockholders’ Equity	F–4

Statements of Cash Flows	F–5

Notes to the Financial Statements	F-6

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors

Future Energy, Corp

Canada G5Y 4N6

We have audited the accompanying Balance sheet of Future Energy Corporation (the “Company”) as of April 30, 2011 and July 31, 2010 and the related statements of expenses, stockholders’ equity, and cash flows for the nine months ended April 30, 2011 and the period from April 6, 2010 (inception) through April 30, 2011. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatements. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of the Company as of April 30, 2011 and July 31, 2010 and the related results of its operations and its cash flows for the nine months ended April 30, 2011 and the period from April 6, 2010 (inception) through April 30, 2011 in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern.  The Company has incurred losses from operation since inception. This factor raises substantial doubt about the Company’s ability to continue as a going concern.  Management’s plans in regard to this matter are described in Note 2.  The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ MaloneBailey, LLP

www.malone-bailey.com

Houston, Texas

August 22, 2011

Future Energy Corp.

(An Exploration Stage Company)

Balance Sheets

ASSETS	April 30, 2011	July 31, 2010

Current Assets

Cash	$187	$9,985
Prepaid expenses	274	1,073

Total Current Assets	461	11,058

Oil and gas properties
Unproved property	50,000	25,000

Total Assets	$50,461	$36,058

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current Liabilities

Accounts payable	$14,295	$-
Accrued liabilities	5,407	5,070
Due to related parties	516	516

Total Current Liabilities	20,218	5,586

Loan payable to related party	25,000	-

Total Liabilities	44,218	5,586

Stockholders’ Equity

Preferred stock Authorized: 100,000,000 shares, par value $0.001 none shares issued and outstanding	-	-
Common stock Authorized: 200,000,000 shares, par value $0.001 6,428,571 share issued and outstanding	6,429	6,429
Additional paid-in Capital	38,571	38,571
Subscription receivable	-	(5,000)
Deficit accumulated during the exploration stage	(39,757)	(9,528)

Total Stockholders’ Equity	5,243	30,472

Total Liabilities and Stockholders’ Equity	$50,461	$36,058

(The accompanying notes are an integral part of these financial statements)

Future Energy Corp.

(An Exploration Stage Company)

Statement of Expenses

	Nine Months Ended April 30, 2011	April 6, 2010 (Inception) to July 31, 2010	April 6, 2010 (Inception) to April 30, 2011

Revenue	$489	$-	$489
General and administrative	30,718	9,528	40,246

Total Operating Expenses	30,718	9,528	40,246

Net Loss	$(30,229)	$(9,528)	$(39,757)

Net Loss Per Share – Basic and Diluted	$(0.00)

Weighted Average Shares Outstanding	6,428,571

(The accompanying notes are an integral part of these financial statements)

Future Energy Corp.

(An Exploration Stage Company)

Statement of Stockholders’ Equity

For the period from April 6, 2010 (Inception) to April 30, 2011

					Deficit
					Accumulated
			Additional		During the
	Common Stock		Paid-in	Subscription	Development
	Shares	Amount	Capital	Receivable	Stage	Total

Balance, April 6, 2010 (Date of Inception)	–	$-	–	$–	$–	$–

Common stock issued for cash	5,714,286	5,715	34,285	-	-	40,000

Subscription receivable related to common stock	714,285	714	4,286	(5,000)	-	-

Net loss	–	–	–	-	(9,528)	(9,528)

Balance - July 31, 2010	6,428,571	6,429	38,571	(5,000)	(9,528)	30,472

Collection of subscription receivable	-	-	-	5,000	-	5,000

Net loss	–	–	–	-	(30,229)	(30,229)

Balance – April 30, 2011	6,428,571	$6,429	$38,571	$-	$(39,757)	$5,243

(The accompanying notes are an integral part of these financial statements)

Future Energy

(An Exploration Stage Company)

Statement of Cash Flows

	Nine Months Ended April 30, 2011	April 6, 2010 ( Inception) to July 31, 2010	April 6, 2010 ( Inception) to April 30, 2011

Cash flows from operating activities

Net loss	$(30,229)	$(9,528)	$(39,757)

Adjustments to reconcile net loss to net cash used in operating activities:

Changes in operating assets and liabilities:
Prepaid expenses	799	(1,073)	(274)
Accounts payable	14,295	-	14,295
Accrued expenses	337	5,070	5,407

Net cash used in operating activities	(14,798)	(5,531)	(20,329)

Cash flows from investing activities

Acquisition of property	(25,000)	(25,000)	(50,000)

Net cash used in investing activities	(25,000)	(25,000)	(50,000)

Cash flows from financing activities

Proceeds from issuance of common stock	5,000	40,000	45,000
Proceeds from loan payable to related party	25,000	-	25,000
Due to related parties	-	516	516

Net cash provided by financing activities	30,000	40,516	70,516

Net increase in cash	(9,798)	9,985	187

Cash, beginning of period	9,985	-	-

Cash, end of period	187	9,985	187

Supplemental Disclosures
Interest paid	$-	$-	$-
Income taxes paid	$-	$-	$-

Non-cash investing and financing activities:

(The accompanying notes are an integral part of these financial statements)

Future Energy

(An Exploration Stage Company)

Notes to Financial Statements

1.

Nature of Operations and Continuance of Business

Future Energy Corp. (the “Company”) was incorporated in the state of Nevada on April 6, 2010.  The Company has been in the exploration stage since its formation and has not commenced business operations.

2.

Going Concern

These financial statements have been prepared on a going concern basis, which implies the Company will continue to realize it assets and discharge its liabilities in the normal course of business. During the period ended April 30, 2011, the Company has an accumulated deficit of $39,757. The Company is in the business of exploiting and developing natural resources.  The Company participates in and invests in development projects with other companies across a wide range of natural resources.  The continuation of the Company as a going concern is dependent upon the continued financial support from its shareholders, the ability of the Company to obtain necessary equity financing to continue operations, and the attainment of profitable operations. These factors raise substantial doubt regarding the Company’s ability to continue as a going concern. These financial statements do not include any adjustments to the recoverability and classification of recorded asset amounts and classification of liabilities that might be necessary should the Company be unable to continue as a going concern.

3.

Summary of Significant Accounting Policies

a)

Basis of Presentation

These financial statements and notes are presented in accordance with accounting principles generally accepted in the United States. The Company’s fiscal year end is July 31.

b)

Use of Estimates

The preparation of financial statements in conformity with U.S. generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. The Company regularly evaluates estimates and assumptions related to the recoverability of long-lived assets, donated expenses and deferred income tax asset valuation allowances. The Company bases its estimates and assumptions on current facts, historical experience and various other factors that it believes to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities and the accrual of costs and expenses that are not readily apparent from other sources. The actual results experienced by the Company may differ materially and adversely from the Company’s estimates. To the extent there are material differences between the estimates and the actual results, future results of operations will be affected.

c)

Cash and Cash Equivalents

The Company considers all highly liquid instruments with a maturity of three months or less at the time of issuance to be cash equivalents.

d)

Oil and Gas Properties

Oil and gas investments are accounted for by the successful efforts method of accounting.  Accordingly, the costs incurred to acquire property (proved and unproved), all development costs, and successful exploratory costs are capitalized, whereas the costs of unsuccessful exploratory wells are expensed.

Depletion of capitalized oil and gas well costs is provided using the units of production method based on estimated proved developed oil and gas reserves of the respective oil and gas properties.

e)

Asset Retirement Obligations

In August 2001, the FASB issued ASC 410-20, “Accounting for Asset Retirement Obligations” (ASC 410-20).  ASC 410-20 requires that the fair value of an asset retirement cost, and corresponding liability, should be recorded as part of the cost of the related long-lived asset and subsequently allocated to expense using a systematic and rational method.

f)

Impairment of Long-lived Assets

In accordance with ASC 360-10, Accounting for Impairment or Disposal of Long-Lived Assets, long lived assets such as oil and gas properties and equipment are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable.  Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to estimated undiscounted future cash flows expected to be generated by the asset.  If the carrying amount of an asset exceeds its estimated future cash flows, an impairment charge is recognized by the amount by which the carrying amount of the asset exceeds the fair value of the asset.  Assets to be disposed of would be separately presented in the balance sheet and reported at the lower of the carrying amount of the fair value less costs to sell, and are no longer depreciated.  The assets and liabilities of a disposed group classified as held for sale would be presented separately in the appropriate asset and liability sections of the balance sheet.

Impairment of unproved oil and gas properties is determined by ASC 932, “Extractive Activities – Oil and Gas”.  The Company had no impairment charges on oil and gas properties in 2010 and 2011.

g)

Financial Instruments

The fair values of financial instruments which include cash and amounts due to related parties were estimated to approximate their carrying values due to the immediate or relatively short maturity of these instruments.

The Company’s operations and financing activities are conducted primarily in United States dollars, and as a result the Company is not subject to significant exposure to market risks from changes in foreign currency rates.  Management has determined that the Company is not exposed to significant credit risk.

h)

Foreign Currency Translation

The financial statements are presented in United States dollars.  In accordance with ASC 830“ Foreign Currency Translation ”, foreign denominated monetary assets and liabilities are translated into United States dollars at rates of exchange in effect at the balance sheet date.  Non-monetary items, including equity, are translated at the historical rate of exchange.  Revenues and expenses are translated at the average rates of exchange during the year.

i)

Loss per Share

The Company computes net loss per share in accordance with ASC 740 " Earnings per Share ". ASC 260 requires presentation of both basic and diluted earnings per share (“EPS”) on the face of the income statement. Basic EPS is computed by dividing net income (loss) available to common shareholders by the weighted average number of common shares outstanding during the period. Diluted EPS gives effect to all dilutive potential common shares outstanding during the period including stock options, using the treasury stock method, and convertible preferred stock, using the if-converted method. In computing diluted EPS, the average stock price for the period is used in determining the number of shares assumed to be purchased from the exercise of stock options or warrants. Diluted EPS excludes all dilutive potential common shares if their effect is anti-dilutive.

j)

Income Taxes

The Company accounts for income taxes using the asset and liability approach.   Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. Valuation allowances are established, when necessary, to reduce deferred tax assets to the mounts expected to be realized

k)

Revenue Recognition

The Company uses the sales method to account for sales of crude oil and natural gas. Under this method, revenues are recognized based on actual volumes of oil and gas sold to purchasers. The volumes sold may differ from the volumes to which the Company is entitled based on the interest in the properties. These differences create imbalances which are recognized as a liability only when the imbalance exceeds the estimate of remaining reserves. We had no production, limited revenue and no imbalances as of April 30, 2011. Costs associated with production are expensed in the period incurred.

l)

Recent Accounting Pronouncements

In June 2009, the FASB issued ASU No. 2009-01, Generally Accepted Accounting Principles (ASU 2009- 01). ASU 2009-01 establishes “The FASB Accounting Standards Codification,” or Codification, which became the source of authoritative GAAP recognized by the FASB to be applied by nongovernmental entities. On the effective date, the Codification superseded all then-existing non-SEC accounting and reporting standards. All other non-grandfathered non-SEC accounting literature not included in the Codification will become non-authoritative. ASU 2009-01 is effective for interim and annual periods ending after September 15, 2009. We adopted the provisions of ASU 2009-01 upon Inception (April 6, 2010).

In February 2010, FASB issued ASU No. 2010-09, Amendments to Certain Recognition and Disclosure Requirements (ASU 2010-09). This update amends Subtopic 855-10 and gives a definition to SEC filer, and requires SEC filers to assess for subsequent events through the issuance date of the financial statements. This amendment states that an SEC filer is not required to disclose the date through which subsequent events have been evaluated for a reporting period. ASU 2010-09 becomes effective upon issuance of the final update. We adopted the provisions of ASU 2010-09 upon Inception (April 6, 2010).

In December 2008, the SEC issued Release No. 33-8995, Modernization of Oil and Gas Reporting (ASC 2010-3), which amends the oil and gas disclosures for oil and gas producers contained in Regulations S-K and S-X, as well as adding a section to Regulation S-K (Subpart 1200) to codify the revised disclosure requirements in Securities Act Industry Guide 2, which is being eliminated. The goal of Release No. 33-8995 is to provide investors with a more meaningful and comprehensive understanding of oil and gas reserves. Energy companies affected by Release No. 33-8995 are now required to price proved oil and gas reserves using the un-weighted arithmetic average of the price on the first day of each month within the 12-month period prior to the end of the reporting period, unless prices are defined by contractual arrangements, excluding escalations based on future conditions. SEC Release No. 33-8995 is effective beginning for financial statements for fiscal years ending on or after December 31, 2009.

In January 2010, the FASB issued FASB Accounting Standards Update (ASU) No. 2010-03 Oil and Gas Estimations and Disclosures (ASU 2010-03). This update aligns the current oil and natural gas reserve estimation and disclosure requirements of the Extractive Industries Oil and Gas topic of the FASB Accounting Standards Codification (ASC Topic 932) with the changes required by the SEC final rule ASC 2010-3, as discussed above, ASU 2010-03 expands the disclosures required for equity method investments, revises the definition of oil- and natural gas-producing activities to include nontraditional resources in reserves unless not intended to be upgraded into synthetic oil or natural gas, amends the definition of proved oil and natural gas reserves to require 12-month average pricing in estimating reserves, amends and adds definitions in the Master Glossary that is used in estimating proved oil and natural gas quantities and provides guidance on geographic area with respect to disclosure of information about significant reserves. ASU 2010-03 must be applied prospectively as a change in accounting principle that is inseparable from a change in accounting estimate and is effective for entities with annual reporting periods ending on or after a change in accounting estimate and is effective for entities with annual reporting periods ending on or after December 31, 2009. We adopted ASU 2010-03 upon Inception (April 6, 2010).

The Company does not expect the adoption of any other recently issued accounting pronouncements to have a significant effect on its financial statements.

4.

Oil Well Properties

On July 25, 2010, the Company entered into an agreement with an unrelated third party (Tim Cooksey Oil, LLC) to purchase a 1.57% working interest in unproved property located in Franklin County, Illinois for $25,000.

On December 17, 2010, the Company purchased a 3% working interest in unproved property located in Franklin County, Illinois for $25,000.

5.

Promissory Note – Related Party

On December 8, 2010, the Company entered into an unsecured promissory note with the President of the Company whereby the Company borrowed $25,000.  The note is interest bearing at 2% per annum commencing December 8, 2010, and repayable on December 8, 2012.

6.

Related Party Transactions

a)

As at April 30, 2011, the Company was indebted to the President of the Company in the amount of $516, which is non-interest bearing, unsecured, and due on demand.

b)

Our principal executive office space is provided by the President at no cost to the Company.

7.

Common Stock

a)

On June 21, 2010, the Company issued 4,285,714 common shares at $0.001 per share for proceeds of $30,000.

b)

On June 28, 2010, the Company issued 1,428,571 shares of common stock at $0.001 per share for proceeds of $10,000.

c)

On July 15, 2010, the Company issued 714,286 shares of common stock to the President of the Company at $0.001 per share for proceeds of $5,000 that were received on August 11, 2010.

8.

Income Taxes

Potential benefits of income tax losses are not recognized in the accounts until realization is more likely than not. The Company has incurred a net operating loss of $39,757 which expires in 2030. The Company has adopted ASC 740, “Accounting for Income Taxes”, as of its inception. Pursuant to ASC 740, the Company is required to compute tax asset benefits for non-capital losses carried forward. The potential benefit of the net operating loss has not been recognized in these financial statements because the Company cannot be assured it is more likely than not it will utilize the loss carried forward in future years.

The income tax benefit differs from the amount computed by applying the federal income tax rate of 34% to net loss before income taxes for the period ended April 30, 2011 as a result of the following:

	July 31,	April 30,
	2010	2011
	$	$

Income tax benefit computed at statutory rates	3,240	13,517
Valuation allowance	(3,240)	(13,517)

Provision for income taxes	-	-

Significant components of the Company’s deferred tax assets and liabilities as at April 30, 2011, after applying enacted corporate income tax rates, are as follows:

	July 31,	April 30,
	2010	2011
	$	$

Deferred income tax asset

Net operating loss carried forward	9,528	39,757

Valuation allowance	(9,528)	(39,757)

Net deferred income tax asset	-	-

9. Subsequent Events

On May 16, 2011, the Company entered into an unsecured promissory note with the President of the Company whereby the Company borrowed $5,000.  The note is interest bearing at 2% per annum commencing May 16, 2011, and repayable on May 16, 2012.

On July 13, 2011 the Company entered into an unsecured promissory note with the President of the Company whereby the Company borrowed $10,000.  The note is interest bearing at 2% per annum commencing July 13, 2011, and repayable on July 13, 2012.

50,000,000 Units

FUTURE ENERGY, CORP.

End of Prospectus

August ___, 2011

Dealer Prospectus Delivery Obligation

Until ________________, all dealers that effect transactions in these securities whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers’ obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

No finder, dealer, sales person or other person has been authorized to give any information or to make any representation in connection with this offering other than those contained in this prospectus and, if given or made, such information or representation must not be relied upon as having been authorized by our company. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any of the securities offered hereby by anyone in any jurisdiction in which such offer or solicitation is not authorized or in which the person making such offer or solicitation is not qualified to do so or to any person to whom it is unlawful to make such offer or solicitation.

Part II: Information Not Required in Prospectus

Other Expenses of Issuance & Distribution

The following table sets forth the costs and expenses payable by us in connection with the issuance and distribution of the securities being registered hereunder. All of the amounts shown are estimates, except for the SEC Registration Fees.

SEC Registration Fee	$2,264(1)
Accounting/Audit Fees and Expenses	$25,000(1)
Legal Fees and Expenses	$21,000(1)
Blue Sky Fees/Expenses	$0(1)
Transfer Agent Fees	$1500(1)
Miscellaneous Expenses	$200(1)
TOTAL	$49,964.00

(1)

We have estimated these amounts.

Indemnification of Directors and Officers

Nevada corporation law provides that:

- a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, except an action by or in the right of the corporation, by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses, including attorneys’ fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with the action, suit or proceeding if he acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful;

- a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses, including amounts paid in settlement and attorneys’ fees actually and reasonably incurred by him in connection with the defense or settlement of the action or suit if he acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation. Indemnification may not be made for any claim, issue or matter as to which such a person has been adjudged by a court of competent jurisdiction, after exhaustion of all appeals therefrom, to be liable to the corporation or for amounts paid in settlement to the corporation, unless and only to the extent that the court in which the action or suit was brought or other court of competent jurisdiction determines upon application that in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnity for such expenses as the court deems proper; and

- to the extent that a director, officer, employee or agent of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding, or in defense of any claim, issue or matter therein, the corporation shall indemnify him against expenses, including attorneys’ fees, actually and reasonably incurred by him in connection with the defense.

We may make any discretionary indemnification only as authorized in the specific case upon a determination that indemnification of the director, officer, employee or agent is proper in the circumstances.  The determination must be made:

- by our stockholders;

- by our board of directors by majority vote of a quorum consisting of directors who were not parties to the action, suit or proceeding;

- if a majority vote of a quorum consisting of directors who were not parties to the action, suit or proceeding so orders, by independent legal counsel in a written opinion;

- if a quorum consisting of directors who were not parties to the action, suit or proceeding cannot be obtained, by independent legal counsel in a written opinion; or

- by court order.

Our articles of incorporation require us to indemnify our directors and officers to the fullest extent permitted under Nevada law.

Our bylaws require us to indemnify any present and former directors, officers, employees, trustees, agents and each person who serves in any such capacities at our request against all expenses (including attorney’s fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such persons in connection with any threatened or pending action, suit or proceeding brought against such person by reason of the fact that such person was a director, officer, employee, trustees or agents of our company. We will only indemnify such persons if one of the groups set out below determines that such person has conducted themselves in good faith and that such person:

- Reasonably believed that their conduct was in or not opposed to our company’s best interests; or

- With respect to criminal proceedings had no reasonable cause to believe their conduct was unlawful.

Our bylaws also require us to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of our company to procure a judgment in our company’s favor by reason of the fact that such person is or was a director, trustee, officer, employee or agent of our company or is or was serving at the request of our company in any such capacities against all expenses (including attorney’s fees) and all amounts paid in settlement actually and reasonably incurred by such person in connection with the settlement or defense of such action or suit. We will only indemnify such persons if one of the groups set out below determined that such person has conducted themselves in good faith and that such person reasonably believed that their conduct was in or not opposed to our company’s best interests. Unless a court otherwise orders, we will not indemnify any such person if such person shall have been adjudged to be liable for gross negligence or willful misconduct in the performance of such person’s duty to our company.

The determination to indemnify any such person must be made:

- By our shareholders;

- By our board of directors by majority vote of a quorum consisting of directors who were not parties to the action, suit or proceeding;

- If such a quorum is not obtainable, by a majority vote of the directors who were not parties to the action, suit or proceeding; or

- By independent legal counsel in a written opinion.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of our company under Nevada law or otherwise, we have been advised the opinion of the Securities and Exchange Commission is that such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable.  In the event a claim for indemnification against such liabilities (other than payment by us for expenses incurred or paid by a director, officer or controlling person of our company in successful defense of any action, suit, or proceeding) is asserted by a director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction, the question of whether such indemnification by us is against public policy in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

Recent Sales of Unregistered Securities

The Company has sold the following securities since inception that were not registered under the Securities Act of 1933:

1.

On June 30, 2010 we issued 4,285,714 (post-split) shares of our common stock to our director George Paquet at a price of $0.001 and 1,428,571 (post-split) shares of our common stock to Melany Paquet at a price of $0.001 per share.  The shares were issued to both subscribers pursuant to Section 4(2) of the Securities Act of 1933 and/or Regulation S of the Securities Act of 1933 on the basis that the subscribers represented to us that they were not a “US Person” as such term is defined in Regulation S.

2.

On July 15, 2010 we issued 714,285 (post-split) shares of our common stock to our director George Paquet at a price of $0.001 per share.  The shares were issued to Mr. Paquet pursuant to Section 4(2) of the Securities Act of 1933 and/or Regulation S of the Securities Act of 1933 on the basis that Mr. Paquet represented to us that he was not a “US Person” as such term is defined in Regulation S.

3.

On December 8, 2010, the Company issued a two-year Promissory Note, in the principal amount of $25,000 to George Paquet, the President of the Company to evidence funds previously loaned by Mr. Paquet to the Company. The $25,000 principal amount underlying the Promissory Note is due and payable on or before December 8, 2012 and accrues interest at the rate of the Royal Bank of Canada Prime Rate plus 2% per annum. The Company made the offer and sale in reliance on the exemption from registration afforded by Section 4(2) of the Securities Act of 1933 and/or Regulation S of the Securities Act of 1933 on the basis that Mr. Paquet represented to us that he was not a “US Person” as such term is defined in Regulation S.  No commission was paid in connection with the sale of the promissory note.

4.

On May 16, 2011, the Company issued a one-year Promissory Note, in the principal amount of $5,000 to George Paquet, the President of the Company to evidence funds previously loaned by Mr. Paquet to the Company. The $5,000 principal amount underlying the Promissory Note is due and payable on or before May 16, 2012 and accrues interest at the rate of the Royal Bank of Canada Prime Rate plus 2% per annum. The Company made the offer and sale in reliance on the exemption from registration afforded by Section 4(2) of the Securities Act of 1933 and/or Regulation S of the Securities Act of 1933 on the basis that Mr. Paquet represented to us that he was not a “US Person” as such term is defined in Regulation S. No commission was paid in connection with the sale of the promissory note.

5.

On July 13, 2011, the Company issued a one-year Promissory Note, in the principal amount of $10,000 to George Paquet, the President of the Company to evidence funds previously loaned by Mr. Paquet to the Company. The $10,000 principal amount underlying the Promissory Note is due and payable on or before July 13, 2012 and accrues interest at the rate of the Royal Bank of Canada Prime Rate plus 2% per annum. The Company made the offer and sale in reliance on the exemption from registration afforded by Section 4(2) of the Securities Act of 1933 and/or Regulation S of the Securities Act of 1933 on the basis that Mr. Paquet represented to us that he was not a “US Person” as such term is defined in Regulation S. No commission was paid in connection with the sale of the promissory note.

Undertakings

The undersigned company hereby undertakes that it will:

(1)

file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to include:

(a)

any prospectus required by Section 10(a)(3) of the Securities Act;

(b)

reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(c)

any additional or changed material information with respect to the plan of distribution not previously disclosed in the registration statement;

(2)

for the purpose of determining any liability under the Securities Act, each of the post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of the securities at that time shall be deemed to be the initial bona fide offering thereof; and

(3)

remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of our company pursuant to the foregoing provisions, or otherwise, our company has been advised that in the opinion of the Commission that type of indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.  In the event that a claim for indemnification against said liabilities (other than the payment by our company of expenses incurred or paid by a director, officer or controlling person of our company in the successful defense of any action, suit or proceeding) is asserted by the director, officer or controlling person in connection with the securities being registered, our company will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of the issue.

Each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

Exhibits

Exhibit Number	Description
3.1	Articles of Incorporation(2)
3.2	Certificate of Amendment dated October 5, 2010 (2)
3.3	Bylaws(2)
4.1	Specimen Stock Certificate (2)
4.2	Class A Warrant Certificate(1)
4.3	Class B Warrant Certificate(1)
4.4	Unit Certificate(1)
4.5	Class A Warrant Agreement(1)
4.6	Class B Warrant Agreement(1)
4.7	Unit Subscription Agreement(1)
5.1	Opinion of Carrillo Huettel, LLP (1)
10.1	Assignment Agreement dated July 25, 2010 between Tim Cooksey Oil and Future Energy, Corp. (2)
10.2	Operating Agreement dated July 14, 2010 between Tim Cooksey Oil and Future Energy, Corp. (2)
10.3	Assignment Agreement between JKV Oil Development and Future Energy, Corp. (2)
10.4	Promissory Note between the Company and George Paquet dated December 8, 2010 ..(2)
10.5	Promissory Note between the Company and George Paquet dated May 16, 2011.(1)
10.6	Promissory Note between the Company and George Paquet dated July 13, 2011.(1)
23.1	Consent of Malone Bailey LLP(1)
23.2	Consent of Carrillo Huettel, LLP (included in Exhibit 5.1)
24.1	Power of Attorney (see below) (1)
99.1	Consent of Mr. James L. Eader (2)
99.2	Drilling Permits for Charles Prior Project and Sesser Wells( [2] )

(1)   Filed herewith

(2)   Filed previously.

Signatures

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of St. Georges, Province of Quebec, Canada, on August 22, 2011.

FUTURE ENERGY, CORP.

By: /s/ George Paquet

George Paquet

President, Chief Executive Officer, Chief Financial Officer, Principal Accounting Officer, Secretary, Treasurer, and Director

Date:   August 22, 2011

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person who signature appears below constitutes and appoints George Paquet as his or her true and lawful attorney-in-fact and agent, with full power of substitution and re-substitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent or any of them, or of their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

By: /s/ George Paquet

        George Paquet

        President, Chief Executive Officer, Chief Financial Officer, Principal Accounting Officer, Secretary, Treasurer, and Director

Date:   August 22, 2011

By: /s/ Melany Paquet

        Melany Paquet

        Vice President and Director

Date:    August 22, 2011

By: /s/ Mike Anderson

       Mike Anderson

       Director

Date:    August 22, 2011

By: /s/ Jefferson K. Villines

       Jefferson K. Villines

       Director

Date: August 22, 2011

EXHIBIT INDEX

Exhibit Number	Description
3.1	Articles of Incorporation(2)
3.2	Certificate of Amendment dated October 5, 2010(2)
3.3	Bylaws(2)
4.1	Specimen Stock Certificate(2)
4.2	Class A Warrant Certificate(1)
4.3	Class B Warrant Certificate(1)
4.4	Unit Certificate(1)
4.5	Class A Warrant Agreement(1)
4.6	Class B Warrant Agreement(1)
4.7	Unit Subscription Agreement(1)
5.1	Opinion of Carrillo Huettel, LLP(1)
10.1	Assignment Agreement dated July 25, 2010 between Tim Cooksey Oil and Future Energy, Corp. (2)
10.2	Operating Agreement dated July 14, 2010 between Tim Cooksey Oil and Future Energy, Corp. (2)
10.3	Assignment Agreement between JKV Oil Development and Future Energy, Corp. (2)
10.4	Promissory Note between the Company and George Paquet.(2)
10.5	Promissory Note between the Company and George Paquet dated May 16, 2011.(1)
10.6	Promissory Note between the Company and George Paquet dated July 13, 2011.(1)
23.1	Consent of Malone Bailey LLP(1)
23.2	Consent of Carrillo Huettel, LLP (included in Exhibit 5.1)
24.1	Power of Attorney (see below) (1)
99.1	Consent of Mr. James L. Eader(2)
99.2	Drilling Permits for Charles Prior Project and Sesser Wells( [2] )

(1)   Filed herewith

(2)   Filed previously.